Exhibit 10.1

EXECUTION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 30, 2014

among

SANCHEZ ENERGY CORPORATION,

as Borrower,

ROYAL BANK OF CANADA
as Administrative Agent,

CAPITAL ONE, NATIONAL ASSOCIATION
as Syndication Agent

COMPASS BANK and SUNTRUST BANK,
as Co-Documentation Agents

RBC CAPITAL MARKETS
as Sole Lead Arranger and
Sole Book Runner

and

THE LENDERS PARTY HERETO

i

Annex 1	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	U.S. Tax Compliance Certificates (F-1 through F-4)
Exhibit G	Form of Guaranty
Exhibit H	Form of Joinder
Exhibit I	Form of Repayment Notice
Exhibit J	Form of Elected Commitment Increase Certificate
Exhibit K	Form of Additional Lender Certificate

Schedule 7.01	Corporate Organizational Chart
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.16	Title Exceptions to Properties
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.17	Existing Shell Swap Agreements

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of  June 30, 2014, is among SANCHEZ ENERGY CORPORATION, a Delaware corporation (“Borrower”), ROYAL BANK OF CANADA (in its individual capacity, “RBC”), as administrative agent for the Lenders (hereinafter defined) (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Capital One, National Association, as syndication agent, Compass Bank and SunTrust Bank, each as co-documentation agent, and each of the Lenders from time to time party hereto.

RECITALS

A.                                    Borrower, SEP Holdings III, LLC, a Delaware limited liability company (“SEP”), and SN Marquis LLC, a Delaware limited liability company (“SN Marquis”; Borrower, SEP and SN Marquis collectively called the “2012 Credit Agreement Borrowers”), Capital One, National Association, as administrative agent (the “2012 Credit Agreement Agent”) and the lenders party thereto, including certain of the Lenders (the “Original Lenders”) were parties to that certain Credit Agreement dated as of November 15, 2012 (the “2012 Credit  Agreement”).

B.                                    In order to secure the full and punctual payment and performance of the obligations of the 2012 Credit Agreement Borrowers under the 2012 Credit Agreement and the other Loan Documents (as defined in the 2012 Credit Agreement), the 2012 Credit Agreement Borrowers executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the 2012 Credit Agreement Agent (collectively, the “2012 Security Documents”) granting first priority mortgage liens and continuing security interests in and to the collateral described in such 2012 Security Documents.

C.                                    The 2012 Credit Agreement was amended and restated in its entirety by that certain Amended and Restated Credit Agreement dated as of May 31, 2013 among the 2012 Credit Agreement Borrowers and SN Cotulla Assets, LLC, a Texas limited liability company (“SN Cotulla”; SN Cotulla together with SEP and SN Marquis collectively called the “Subsidiary Former Borrowers”), as co-borrowers, Capital One, National Association, as resigning administrative agent and issuing bank, Royal Bank of Canada, as successor administrative agent and issuing bank, Capital One, National Association, as syndication agent, and Compass Bank and SunTrust Bank, as co-documentation agents and the lenders party thereto, including certain of the Lenders (the “2013 Credit Agreement Lenders”)(the “2013 Credit Agreement”).

D.                                    The Borrower and the Subsidiary Former Borrowers have requested certain amendments to the 2013 Credit Agreement including, among other things, (i) making Borrower the sole borrower, (ii) extending the Maturity Date, (iii) increasing the Maximum Credit Amount to $1,500,000,000, (iv) increasing the Borrowing Base, and (v) making certain other amendments.

E.                                     The Lenders have agreed to amend and restate in its entirety the 2013 Credit Agreement on the terms and conditions set forth herein, to effect such requested amendments.

F.                                      In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Subsidiary Former Borrowers, the Administrative Agent, the Issuing Bank  (hereinafter defined) and the Lenders do hereby agree that the 2013 Credit Agreement is amended and restated in its entirety as set forth herein.  It is the intention of the Borrower, the Subsidiary Former Borrowers, the Lenders, the Issuing Bank, and the Administrative Agent that this Agreement supersede and replace the 2013 Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the

2013 Credit Agreement, as applicable and as provided herein, but shall not effect a novation thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in, and executed and/or delivered pursuant to the terms of, the 2013 Credit Agreement (collectively, the “Existing Loan Documents”) shall be amended, terminated or released in any respect and all of such other Existing Loan Documents shall remain in full force and effect except that the Borrower, Subsidiary Former Borrowers and the Lenders agree that by executing this Agreement the definition of “Credit Agreement” contained in such Existing Loan Documents shall be amended to include this Agreement and all future amendments hereto, and (c) the Liens (hereinafter defined) securing the Obligations (hereinafter defined) under and as defined in the 2013 Credit Agreement and granted pursuant to the Existing Loan Documents and the liabilities and obligations of the Borrower and the Subsidiary Former Borrowers shall not be extinguished, but shall be carried forward, and such Liens shall secure such Obligations, in each case, as renewed, amended, restated, extended and modified hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the 2013 Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                            Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                            Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2012 Credit Agreement” has the meaning given in Recital A.

“2012 Credit Agreement Agent” has the meaning given in Recital A.

“2012 Credit Agreement Borrowers” has the meaning given in Recital A.

“2012 Security Documents” has the meaning given in Recital B.

“2013 Credit Agreement” has the meaning given in Recital C.

“2013 Credit Agreement Lenders” has the meaning given in Recital C.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(7).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning given in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Elected Commitment  Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated  pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amount is $425,000,000.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.06.  As of the Effective Date, the Aggregate Maximum Credit Amount is $1,500,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the Adjusted LIBO Rate, respectively.

“Annualized Consolidated EBITDA” means, for the purposes of calculating the financial ratio set forth in Section 9.01(b):

(a)                                 for the Rolling Period ending on September 30, 2014, the product of (x) four times (y) the First Testing Period Pro Forma Consolidated EBITDA;

(b)                                 for the Rolling Period ending on December 31, 2014, the product of (x) two times (y) the sum of (i) the First Testing Period Pro Forma Consolidated EBITDA plus (ii) actual Consolidated EBITDA for quarter ending December 31, 2014;

(c)                                  for the Rolling Period ending on March 31, 2015, the product of (x) the fraction 4/3 and (y) the sum of (i) the First Testing Period Pro Forma Consolidated EBITDA plus (ii) actual Consolidated EBITDA for the two quarters ending March 31, 2015; and

(d)                                 for the Rolling Period ending on June 30, 2015, the sum of (x) the First Testing Period Pro Forma Consolidated EBITDA plus (y) the actual Consolidated EBITDA for the three quarters ending June 30, 2015.

“Applicable Margin” means, for any day with respect to any ABR Loan or Eurodollar Loan, or with respect to the Letter of Credit Fee Rate, as the case may be, the rate per annum set forth in the

Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
ABR Loans	0.50%	0.75%	1.00%	1.25%	1.50%
Eurodollar Loans	1.50%	1.75%	2.00%	2.25%	2.50%
Letter of Credit Fee Rate	1.50%	1.75%	2.00%	2.25%	2.50%

For any day, “Applicable Margin” means, with respect to the Commitment Fee Rate, the rate per annum set forth in the Elected Commitment Utilization Grid below based upon the Elected Commitment Utilization Percentage then in effect:

Elected Commitment Utilization Grid
Elected Commitment Utilization Percentage	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
Commitment Fee Rate	0.375%	0.375%	0.375%	0.500%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the then applicable grid above when it is at its highest level; provided further that the Applicable Margin shall be the Applicable Margin determined without regard to the preceding proviso upon the Borrower’s delivery of such Reserve Report.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment as such percentage is set forth on Annex I or in an Assignment and Assumption Agreement, as the case may be, as such percentage may be modified from time to time pursuant to Section 2.06(c)(v).

“Approved Counterparty” means any Person who at the time a Swap Agreement was entered into was (a) a Lender or any Affiliate of a Lender, (b) a Lender or any Affiliate of a Lender under the 2013 Credit Agreement, (c) Shell Energy North America (US), L.P., (d) Koch Supply & Trading, LP, (e) BP Energy Company, or (f) any other Person whose issuer rating or long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Swap Agreement are guaranteed by an Affiliate of such Person meeting such rating standards) and who is acceptable to Administrative Agent in its sole discretion; provided, the obligations and liabilities owed by the Borrower or a Restricted Subsidiary to any Person designated as an “Approved Counterparty” under clauses (c), (e) and (f) shall be  unsecured and any agreement documenting such obligations and liabilities shall not require the posting of any collateral or provide for margin calls; provided further, the obligations and liabilities owed by the Borrower or a Restricted Subsidiary to Koch Supply & Trading LP may be secured by the posting of cash collateral or the delivery of a Letter of Credit as provided in Section 9.03(d).

“Approved Fund” means (a) a CLO or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Petroleum Engineers” means Ryder Scott Company or any other independent petroleum engineer proposed by the Borrower and approved by the Administrative Agent.

“Arranger” means RBC Capital Markets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Product” means any of the following products, services or facilities extended to Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; (b) commercial credit card and merchant card services; and (c) leases and other banking products or services as may be requested by Borrower or any Subsidiary, other than Letters of Credit.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Benefiting Loan Party” means a Loan Party for which funds or other support are necessary for such Loan Party to constitute an Eligible Contract Participant.

“Board” means the Board of Governors of the Federal Reserve System of the U.S. or any successor Governmental Authority.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors of the corporation;

(b)                                 with respect to a partnership, the board of directors or body serving similar function of the general partner of the partnership; and

(c)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning given in the introductory paragraph.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.11(e)(4).  The initial Borrowing Base is $437,500,000, subject to adjustment as provided in Section 2.07(a).

“Borrowing Base Deficiency” has the meaning given in Section 3.04(c)(iii).

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $5,000,000.

“Catarina Property Acquisition” means the acquisition by Borrower (or SN Catarina, as Borrower’s assignee) as buyer, of Oil and Gas Properties from SWEPI and Shell Gulf, as sellers, pursuant to the Catarina Property PSA.

“Catarina Property Acquisition Reserve Report” means a report prepared by an Approved Petroleum Engineer, in form and substance reasonably satisfactory to the Arranger and Lenders, setting forth the oil and gas reserves attributable to the proved Oil and Gas Properties proposed to be acquired pursuant to the Catarina Property Acquisition.

“Catarina Property PSA” means that certain Purchase and Sale Agreement dated May 21, 2014, together with all schedules and exhibits thereto, between SWEPI and Shell Gulf, as sellers, and Borrower, (or SN Catarina, as Borrower’s assignee) as buyer, providing for the sale to Borrower (or SN Catarina, as Borrower’s assignee) of Oil and Gas Properties consisting of approximately 106,000 net acres in Dimmit, LaSalle and Webb Counties, Texas in the Eagle Ford Shale for a purchase price (before adjustments) of  $639,000,000.

“Catarina Property PSA Representations” means such of the representations made by SWEPI and Shell Gulf in the Catarina Property PSA as are material to the interests of the Lenders, but only to the extent that Borrower (or SN Catarina, as Borrower’s assignee) has a right to terminate its obligations under the Catarina Property PSA as a result of a breach of such representations in the Catarina Property PSA.

“Catarina Property PSA Transactions” has the meaning set forth in Section 7.27(b).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interest) of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than one or more members of the Sanchez Group, becomes the Beneficial Owner, directly or indirectly, of Equity Interests representing more than fifty percent (50%) (or such lower percentage as may be provided for in the corresponding provision of the definition of “Change of Control” in the Senior Unsecured Notes) of the general voting power under ordinary circumstances to elect the directors of the Borrower other than, with respect to a merger or consolidation, a transaction in which such Equity Interest in the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interest (other than Disqualified Capital Stock) in the surviving or transferee Person (or any parent thereof) constituting outstanding shares, units or the like, of such surviving or transferee Person representing a majority of the general voting power under ordinary circumstances to elect the directors (or other governing persons or entities, as the case may be) of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction; or

(d)                                 Antonio R. Sanchez, III, ceases, for any reason, to be the chief executive officer of Borrower and Borrower fails, within ninety (90) days thereof, to retain and hire a replacement reasonably acceptable to the Required Lenders.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, including if such date is before a Lender became a party to this Agreement.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means collectively, Property which is pledged to secure the Obligations pursuant to one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and “total Commitments” means the aggregate amount of the Commitments of all the Lenders.  The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(a)                                 Consolidated Net Interest Expense;

(b)                                 Consolidated Income Tax Expense;

(c)                                  consolidated exploration cost, depletion, depreciation and amortization expense of the Borrower and its Restricted Subsidiaries;

(d)                                 other non-cash charges to the extent not included in the foregoing clauses (a)-(c);

(e)                                  fees and expenses expensed and paid in cash in connection with (1) the public offering of Borrower’s Equity Interests, (2) the 2012 Credit Agreement, (3) the 2013 Credit Agreement, (4) the Senior Unsecured Notes and (5) this Agreement; and

(f)                                   Unrestricted Person Cash Dividends;

and minus all non-cash income to the extent included in determining Consolidated Net Income.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign taxes (including state franchise taxes) based on income of the Borrower and its Restricted Subsidiaries for such period as determined in accordance with GAAP, or (for any period in which the Borrower is a partnership or limited liability company) the Tax Amount for such period.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of preferred stock dividends of such Person, less (for any period the Borrower is a partnership or limited liability company) the Tax Amount for such period; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(a)                                 any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(i)                                     subject to the limitations contained in clauses (c) and (d) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(ii)                                  the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(b)                                 any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(i)                                     subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii)                                  the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c)                                  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interest of any Person;

(d)                                 any extraordinary or nonrecurring gains or losses or nonrecurring other income or expenses, together with any related provision for taxes (and, without duplication, any Restricted Payment for taxes permitted in Section 9.04) on such gains or losses or other income or expenses and all related fees and expenses;

(e)                                  the cumulative effect of a change in accounting principles;

(f)                                   any asset impairment write-downs, including ceiling test writedowns, on oil and gas properties under GAAP or SEC guidelines;

(g)                                  any unrealized non-cash gains or losses or charges in respect of obligations under Swap Agreements (including those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815);

(h)                                 income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(i)                                     all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Debt;

(j)                                    any depreciation, depletion and amortization expense in excess of capital expenditures;

(k)                                 any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; and

(l)                                     interest income.

“Consolidated Net Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication:

(a)                                 interest expense for such period attributable to Capital Lease Obligations and the interest component of any deferred payment obligations;

(b)                                 amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Net Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Net Interest Expense);

(c)                                  non-cash interest expense;

(d)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(e)                                  the interest expense on Debt of another Person that is guaranteed by the Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such Lien becomes subject to foreclosure;

(f)                                   costs associated with interest rate obligations under Swap Agreements (including amortization of fees); provided, however, that if such interest rate obligations under Swap Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Net Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(g)                                  the consolidated interest expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period; and

(h)                                 all dividends paid or payable in cash, cash equivalents or Debt or dividends accrued during such period on any series of Disqualified Capital Stock of the Borrower;

and minus, consolidated interest income and, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

“Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services excluding accounts payable incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date of invoice; (d) all Capital Lease Obligations; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others, in each case, intended as a means of credit enhancement for creditors of such others and not as a purchase and sale agreement; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (m) any deferred put premiums owed under a Swap Agreement.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.  For the sake of clarity, except as provided in clause (m) of the first sentence of this definition, obligations under Swap Agreements shall not constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“December 2013 Reserve Report” means the Reserve Report setting forth, as of December 31, 2013 (or January 1, 2014), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and purchase participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Documentation Agents” means collectively Compass Bank and SunTrust Bank in their respective capacities as documentation agents hereunder and “Documentation Agent” individually refers to either of them.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 and Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected  Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.06(c) or any mandatory reduction of the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning given in Section 2.06(c)(ii)(6).

“Elected Commitment Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Aggregate Elected Commitment Amount in effect on such day.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Eligible Midstream Assets” means (a) real property, fixtures and personal property (other than cash and investment property) used or useful for gathering, marketing, treating, processing, storage, distribution, selling and/or transportation of Hydrocarbons from the Hydrocarbon Interests of the Borrower or any Subsidiary and from the Hydrocarbon Interests of third Persons reasonably proximate thereto (that is, in the same fields in which the Borrower or any Subsidiary are exploring for or producing Hydrocarbons or in the same counties in which the Borrower or any Subsidiary are exploring for or producing Hydrocarbons or any county adjacent thereto); and (b) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment. For purposes of this definition, the terms “real property,” “fixtures,” “personal property,” “cash” and “investment property” have the meanings given to such terms in the UCC.

“Engineering Reports” has the meaning given in Section 2.07(c)(i).

“Engineered Value” means the value attributed to the Oil and Gas Properties in the applicable Reserve Report based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as set forth in such applicable Reserve Report.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or

“threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary are located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply with respect to Property located in such state or other jurisdiction.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock (including, with respect to the capital stock of the Borrower, Preferred Stock), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to meet the minimum funding standards under Section 412 or 430 of the Code or Section 303 of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the determination that any Plan is considered an “at risk” plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning given in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens on pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business covering only the Property under lease; (j) any Lien existing on any Property at the time of the acquisition of such Property by the Borrower or any Subsidiary, provided such Lien was not created in contemplation of such acquisition by the Borrower or any Subsidiary; and (k) any Lien existing on any Property of a Person at the time such Person becomes a Subsidiary of Borrower; provided, further that (x) Liens described in clauses (a) through (e) shall remain Excepted Liens only for so long as no action to enforce such Lien has been commenced, (y) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (z) a UCC financing statement filing intended to perfect a Lien described in (a) through (k) shall not be considered a separate or new Lien.  For the avoidance of doubt, the parties acknowledge that the Lien created in favor of the lessor in the HIL Lease constitutes an Excepted Lien under clause (d) of the foregoing definition (i) so long as such Lien is not delinquent or is being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and (ii) regardless of the priority accorded such Lien.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Loan Party for, or the grant by such Loan Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the U.S. or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any federal withholding Taxes imposed under FATCA.

“Existing Loan Documents” has the meaning given in Recital F.

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated May 21, 2014 executed in connection herewith by the Borrower and the Arranger pertaining to certain fees payable to the Arranger and Administrative Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Borrower.

“Financial Statements” means the financial statement or statements of Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

 “First Testing Period Pro Forma Consolidated EBITDA” means pro forma consolidated EBITDA for the three months ending September 30, 2014 calculated to give effect to the Catarina Property Acquisition as if it had occurred on July 1, 2014.

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in commercially reasonable amounts not less than the minimum policy amounts required under the National Flood Insurance Program.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are located.  For purposes of this definition, the U.S., each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty” means the Guaranty to be executed by the Guarantors, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Guarantors” means collectively all Restricted Subsidiaries of Borrower and “Guarantor” individually means any one of them.  As of the Effective Date, the Guarantors are SEP, SN Marquis, SN Cotulla, SN Operating, SN TMS and SN Catarina.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hedge Exposure” means, at the time of determination, the amount that would be due, if any, by the Borrower or any Restricted Subsidiary to a Secured Swap Provider upon termination of all transactions under a Swap Agreement with that Secured Swap Provider.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.  The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“HIL Lease” means that certain Oil and Gas Lease dated as of May 12, 2010 by and between Harrison Interests, Ltd., as lessor, and P Ranch Working Interest, LLC, as lessee, as assigned by P Ranch Working Interest, LLC to (i) as to an undivided 60.8697544%, SWEPI LP pursuant to that certain Conveyance of Lease Interest dated as of November 3, 2010, and (ii) as to an undivided 39.1302456%, Shell Offshore Inc. pursuant to that certain Conveyance of Lease Interest dated as of November 3, 2010, which interest was assigned from Shell Offshore Inc. to SWEPI LP pursuant to that certain Conveyance of Lease Interest dated as of November 8, 2010, as amended by that certain First Amendment to Oil and Gas Lease dated June 7, 2012, Second Amendment to Oil and Gas Lease dated May 10, 2013, Partial

Release of Oil & Gas Lease dated June 21, 2013 and Third Amendment to Oil and Gas Lease dated May 21, 2014.

“HIL Lease Effective Date Claims” means each of the claims against the HIL Lease in effect on the Effective Date and described on part (b) of Schedule 9.03.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increasing Lender” has the meaning given in Section 2.06(c)(i).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning given in Section 12.03(b).

 “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning given in Section 2.07(b)(ii).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person, any of the following: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests in any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Related Debt” means Senior Unsecured Notes, other than the Senior Unsecured Notes described in clauses  (i) and (ii) of the definition of Senior Unsecured Notes. For the sake of clarity, Issuance Related Debt will not be deemed “incurred” for purposes of the definition of Issuance Related Borrowing Base Adjustment Amount (or “issued” for purposes of any provision of the Credit Agreement other than the definition of Senior Unsecured Notes Maximum Issuance Amount and Section 9.01) until termination or expiration of any escrow or other similar arrangement satisfactory to the Administrative Agent preventing Borrower (or any Restricted Subsidiary issuing such Debt) from having unrestricted access to and the right to use of the proceeds of such Issuance Related Debt.

“Issuance Related Borrowing Base Adjustment Amount” means an amount equal to 25% of the Issuance Related Debt upon the Borrower’s or any of its Restricted Subsidiaries’ incurrence of Issuance Related Debt.

“Issuing Bank” means RBC, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).

“Joinder” means a Joinder to be executed in accordance with Section 8.16 substantially in the form of Exhibit H or any other form approved by Administrative Agent.

“JV Entity” means a Person in which an Unrestricted Subsidiary owns an interest which is insufficient for such Person to constitute a Subsidiary of such Unrestricted Subsidiary.

“LC Commitment” at any time means Fifty Million Dollars ($50,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower or entered into by the Borrower with the Issuing Bank relating to any Letter of Credit.

“Letter of Credit Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the greater of (a) zero percent (0%) per annum and (b) the ICE Benchmark Administration LIBO rate appearing on Reuters Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations.  For the purposes of this Agreement, Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate,” “Liquidated” and “Liquidation” when used in reference to any Swap Agreement or any portion thereof have the correlative meanings to the term “Swap Liquidation”.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guaranties and all other agreements, instruments, documents and certificates, other than Swap Agreements, executed and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.

“Loan Parties” means the Borrower, each Guarantor and each Restricted Subsidiary that is a party to any Loan Document.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including any True-Up Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means (a) Debt (other than the Loans and Letters of Credit), and (b) obligations in respect of one or more Swap Agreements, of Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were Liquidated at such time.

“Maturity Date” means June 30, 2019.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount,” as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b), (b) modified from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Restricted Subsidiary that is subject to the Liens existing and that will exist under the terms of the Mortgages.

“Mortgages” means all mortgages and deeds of trust executed in connection herewith.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“New Borrowing Base Notice” has the meaning given in Section 2.07(d).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, (c) all obligations and liabilities of any Loan Party under any Swap Agreement (i) existing on the date of this Agreement between such Loan Party and any counterparty that is a Lender or an Affiliate of a Lender on the date of this Agreement or (ii) entered into on or after the date of this Agreement between such Loan Party and any Person that, at the time such obligation was entered into, was a Lender or Affiliate of a Lender hereunder, provided that, notwithstanding anything to the contrary, with respect to any Loan Party that is not an Eligible Contract Participant, the Obligations of such Loan Party shall exclude any Excluded Swap Obligations of such Loan Party, (d) the obligations of the Loan Parties relating to Bank Products, and (e) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Administrative Agent, the Issuing Bank and the Lenders, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“OPA” has the meaning given in the definition of “Environmental Laws”.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operator” means SN Operating.

“Original Lenders” has the meaning given in Recital A.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document; “Other Taxes” shall not include Excluded Taxes.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Preferred Stock Distributions” means dividends to holders of the Preferred Stock (i) to the extent described and provided for by that certain Certificate of Designations of 4.875%  Convertible Perpetual Preferred Stock, Series A of Borrower dated September 17, 2012 and (ii) to the extent described and provided for by that certain Certificate of Designations of 6.500% Convertible Perpetual Preferred Stock, Series B of Borrower, dated March 26, 2013.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Decision Notice Date” has the meaning given in Section 3.04(c)(iii).

“Preferred Stock” means the shares of the series of Borrower’s preferred stock, par value $0.01, issued pursuant to (i) that certain Certificate of Designations of 4.875% Convertible Perpetual Preferred Stock, Series A of Borrower dated September 17, 2012, (ii) that certain Certificate of Designations of 6.500% Convertible Perpetual Preferred Stock, Series B of Borrower, dated March 26, 2013 and (iii) any series of preferred stock issued by the Borrower after the date hereof.

“Prime Rate” means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its U.S. “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning given in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning given in Section 2.07(c)(ii).

“Proved Reserves” shall have the meaning given that term in the SPE/WPC Definitions.

“Qualified ECP Credit Party” means, with respect to any Benefiting Loan Party in respect of any Swap Obligation, each Loan Party that, at the time of the guaranty by such Benefiting Loan Party of, or grant by such Benefiting Loan Party of a security interest or other Lien securing, such Swap Obligation is entered into or becomes effective with respect to, or at any other time such Benefiting Loan Party is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Swap Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Loan Party to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RBC” has the meaning given in the introductory paragraph.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning given in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning given in Section 8.10(a).

“Repayment Notice” means a notice of repayment of a Borrowing pursuant to Section 3.04, substantially in the form of Exhibit I or any other form approved by the Administrative Agent.

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Elected Commitment Amount; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided, however, that for purposes of (i) Section 2.07(c)(iii) and a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect and (ii) any amendment to or waiver of Section 6.01, “Required Lenders” shall mean at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the Aggregate Elected Commitment Amount and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c))..

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st (or January 1st) or June 30th (or July 1st) (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person or any payment (whether in cash,

securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Person or any option, warrant or other right to acquire any such Equity Interests in any Person.

“Restricted Subsidiary” means any Domestic Subsidiary that is not an Unrestricted Subsidiary.

“Rolling Period” means (a) for the fiscal quarters ending prior to September 30, 2015, the period commencing on July 1, 2014 and ending on the last day of such fiscal quarter and (b) for the fiscal quarter ending on September 30, 2015, and for each fiscal quarter thereafter, the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanchez/Century JV Entity” means the JV Entity formed in connection with the Sanchez/Century Midstream JV Transaction initially owned, directly or indirectly, 50% by Borrower and 50% by Century Midstream, LLC.

“Sanchez/Century JV Entity Cash Dividends” means cash dividends and other cash distributions received by Borrower or any Restricted Subsidiary from the Sanchez/Century JV Entity, whether directly from the Sanchez/Century JV Entity or indirectly though cash dividends and other cash distributions received from SN Midstream.

“Sanchez/Century Midstream Assets” means those Eligible Midstream Assets in Colorado, Lavaca, Gonzales and Fayette Counties, Texas used to deliver Hydrocarbons produced by one or more Loan Parties, which Sanchez/Century Midstream Assets will be contributed to the Sanchez/Century JV Entity in connection with the Sanchez/Century Midstream JV Transaction.

“Sanchez/Century Midstream JV Transaction” collectively means (i) the contribution of the Sanchez/Century Midstream Assets by Borrower to the Sanchez/Century JV Entity in exchange for 50% of the Equity Interests in the Sanchez/Century JV Entity and (ii) subsequent cash Investments by Borrower in the Sanchez/Century JV Entity and Letters of Credit issued hereunder to support Debt or other obligations of the Sanchez/Century JV Entity in an amount not to exceed the sum of (A) $50,000,000 plus (B) the aggregate amount of Sanchez/Century JV Entity Cash Dividends from and after the Effective Date.

“Sanchez Family” means (a) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (b) any spouse or descendant of any individual named in (a), (c) any other natural person who is a member of the Family of any such individual referenced in (a)-(b) above and (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above.

“Sanchez Group” means (a) any member of the Sanchez Family, (b) the Operator, Sanchez Energy Partners I, LP, SEP Management I, LLC and (c) any Person Controlled by any one or more of the foregoing.

“Satisfactorily Bonded” means, with respect to an Excepted Lien described in clauses (j) or (k) of the definition of “Excepted Liens,” that the claim or claims secured by such Excepted Lien has been bonded against by a Person and in a manner that the Administrative Agent determines to be appropriate in its reasonable discretion consistent with its normal oil and gas lending criteria, such determination to be made (a) at the time that the Property encumbered by such Excepted Lien is acquired or such later date as the Borrower may request, in the case of an Excepted Lien described in clause (j) of the definition of

“Excepted Liens,” or (b) at the time that the Person that owns the Property encumbered by such Excepted Lien becomes a Subsidiary or such later date as the Borrower may request, in the case of an Excepted Lien described in clause (k) of the definition of “Excepted Liens.”  For the sake of clarity, (i) where a Property is subject to Excepted Liens described in clauses (j) or (k) of the definition of “Excepted Liens” and some but not all of the claims secured by such Excepted Liens have been Satisfactorily Bonded, the Administrative Agent, acting reasonably consistent with its normal oil and gas lending criteria, shall determine the extent to which such Excepted Liens are Satisfactorily Bonded and (ii) the Administrative Agent has determined that each of the HIL Lease Effective Date Claims has been Satisfactorily Bonded.

“Scheduled Redetermination” has the meaning given in Section 2.07(b)(i).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“SEP” has the meaning given in Recital A.

“Secured Swap Provider” means any Lender or any Affiliate of a Lender who has entered into a Swap Agreement with the Borrower or any Restricted Subsidiary pursuant to the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Section 91.1011” has the meaning set forth in the definition of “Environmental Laws”.

“Security Agreement”  means the Amended and Restated Security and Pledge Agreement dated as of June 30, 2014 among the Borrower and the Restricted Subsidiaries, as grantors, and the Administrative Agent.

“Security Instruments” means the mortgages, deeds of trust, security agreements, pledge agreements, deposit account control agreements, guaranty agreements and other agreements, instruments or certificates, and any and all other agreements, instruments, certificates or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time, including, without limitation, the Security Agreement, Mortgages and Transfer Letters.

“Senior Debt” means the sum of the principal balance of the Loans outstanding hereunder plus any deferred put premiums under all Swap Agreements.

“Senior Unsecured Notes” means senior unsecured notes in an aggregate principal amount not to exceed the Senior Unsecured Notes Maximum Issuance Amount issued or to be issued by Borrower, and guaranteed by the other Loan Parties, (a) in one or more Rule 144A or other private placement offerings including without limitation (i) the Borrower’s $600,000,000 principal amount of 7.750% Senior Notes due 2021, and (ii) the Borrower’s $850,000,000 principal amount of 6.125%% Senior Notes due 2023 and (b) registered senior unsecured notes issued in exchange therefor.

“Senior Unsecured Notes Maximum Issuance Amount” means the maximum amount of Senior Unsecured Notes that at the time of issuance could be issued such that, after giving pro forma effect to such issuance, the Borrower would be in compliance with Section 9.01.

“Senior Unsecured Loan Documents” means the indenture and all documents, instruments, and agreements now or hereafter executed and/or delivered by Borrower and any of its Affiliates in connection with the Senior Unsecured Notes.

“SEP” has the meaning given in Recital A.

“Shell Gulf” means Shell Gulf of Mexico Inc., a Delaware corporation.

“SN Catarina” means SN Catarina, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“SN Cotulla” has the meaning given in Recital C.

“SN Marquis” has the meaning given in Recital A.

“SN Midstream” means SN Midstream, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower which is an Unrestricted Subsidiary.

“SN Operating” means SN Operating, LLC, a Texas limited liability company.

“SN Services” means SN Services, LLC, a Delaware limited liability company.

“SN Services Transaction” means Investments in, or contributions of cash or Property by any Loan Party to, SN Services and Letters of Credit issued hereunder to support Debt or other obligations of SN Services in an amount not to exceed the sum of (A) $10,000,000 plus (B) the aggregate amount of cash dividends and other cash distributions received by Borrower or any Restricted Subsidiary from SN Services, whether directly or indirectly, from and after the Effective Date.

“SN TMS” means SN TMS, LLC, a Delaware limited liability company.

“Special Flood Hazard Area”  means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Representations” means the representations and warranties of the Loan Parties relating to (i) their corporate existence, power and authority, (ii) their due authorization, execution and delivery and the enforceability of the Loan Documents, (iii) their compliance with Federal Reserve margin regulations, (iv) their compliance with the Investment Company Act, (v) there being no required governmental approvals with respect to this Agreement and the Catarina Property Acquisition that have not been obtained, (vi) there being no conflicts with applicable law, (vii) their  organizational documents, (vii) their solvency, (viii) their compliance with directives issued by the OFAC and compliance with the Patriot Act and (ix) the validity, priority and perfection of security interests to the extent required by this Agreement.

“SPE/WPC Definitions” means the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress and in effect from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which Equity Interests representing more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Former Borrowers” has the meaning given in Recital C.

“Swap Agreement” means any transaction or agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement.  For the avoidance of doubt, (a) a Swap Agreement governed by a master agreement, including any master agreement published by the International Swaps and Derivatives Association, Inc., shall be deemed entered into when such individual Swap Agreement is entered into without regard to the date on which such master agreement is entered into, and (b) any hedge position or hedging arrangement of the type described in the immediately preceding sentence shall be considered a Swap Agreement regardless of whether a written agreement or written confirmation is entered into.

“Swap Liquidation” means the sale, assignment, novation, liquidation, unwind or termination of all or any part of any Swap Agreement (other than, in each case, at its scheduled maturity).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“SWEPI” means SWEPI LP, a Delaware limited partnership.

“Syndication Agent” means Capital One, National Association in its capacity as syndication agent hereunder.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as obligations for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Borrower if it were a Texas corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carry-forwards or other carry-forwards or tax attributes, such as alternative minimum tax carry-forwards, that would have arisen if Borrower were a Texas corporation shall be taken into account; provided, further, that, if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from the Borrower’s reorganization as, or change in the status to, a corporation for tax purposes.

“Taxable Income” means, for any period, the taxable income or loss of the Borrower for such period for U.S. federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.06 and (c) the date of termination of the Commitments pursuant to Section 10.02(a).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which any of them is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the grant of Liens by the Loan Parties on Mortgaged Properties, other Properties and Collateral pursuant to the Security Instruments.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders executed and delivered by the Loan Party executing and delivering a Mortgage.

“True-Up Loan” has the meaning given in Section 2.02(a).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, or, where applicable as to specific Property, any other relevant state.

“Unrestricted Cash” means Investments of the Borrower and its Restricted Subsidiaries described in Section 9.05(d), Section 9.05(e), Section 9.05(f) and Section 9.05(g) which are subject to no Liens other than Liens in favor of the Lenders and Secured Swap Providers.

“Unrestricted Person Cash Dividends” means, without duplication, cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary or any JV Entity, whether directly or through the Person that owns the Equity Interests in such Unrestricted Subsidiary or JV Entity.

“Unrestricted Subsidiary” means SN Midstream, SN Services and each other Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Borrower, but only to the extent that such Subsidiary:

(a)           has no Debt other than Debt which is non-recourse to the Borrower or any Restricted Subsidiary;

(b)           is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time (or might have been obtained at the time such agreement, contract, arrangement or understanding was entered into) from Persons who are not Affiliates of the Borrower;

(c)           is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)           has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Borrower or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents, any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and any Lien on the assets of such Subsidiary will be deemed to be incurred as of such date and, if such Debt is not permitted to be incurred pursuant to Section 9.02 hereof, or such Lien is not permitted to be incurred as of such date pursuant to Section 9.03 hereof, then in either case, the Borrower will be in default of the relevant covenant.

“Unrestricted Subsidiary Maximum Cash Investment Amount” at any time means the amount equal to (A) $50,000,000, plus (B) the aggregate amount of dividends and other distributions received by the Borrower and the Restricted Subsidiaries in cash from Unrestricted Subsidiaries after the Effective Date to and including such time, minus (C) the aggregate amount drawn under Letters of Credit issued pursuant to Section 9.05(l) which have been drawn and for which the Borrower has not then been reimbursed by the Persons whose Debt or obligations were supported by such Letters of Credit.

“U.S.”  and “United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning given in Section 5.03(e)(ii)(1)(C).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Borrower’s Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03         Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04         Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05         Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02         Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments except that, contemporaneously with the amendment and restatement of the 2013 Credit Agreement pursuant to this Agreement, each Lender whose previously funded Loans are less than its Applicable Percentage of Loans shall remit to the Administrative Agent for the benefit of the other Lenders entitled thereto an amount equal to such deficiency (which remittance shall be referred to as a “True-Up Loan” and shall constitute a Loan for purposes of  this Agreement; provided that for purposes of determining whether the condition specified in Section 2.01(b) has been satisfied, the amount of such True-Up Loan shall be deemed to be zero) which shall, notwithstanding anything to the contrary in Section 4.01 or otherwise in this Agreement, be allocated to the other Lenders entitled thereto by the Administrative Agent and constitute a repayment of the Loans of such other Lenders.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, the Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  Any Lender may request that Loans made by it be evidenced by a single promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement (subject to clauses (ii) and (iii) of this section), (ii) any Lender that becomes a party hereto or that has its Maximum Credit Amount increased pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto or that has its Maximum Credit Amount increased in connection with an increase in the Aggregate Elected Commitment Amount pursuant to Section 2.06(c), as of the effective date of such increase, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  If any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03         Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, email or facsimile request or by delivery of a written Borrowing Request in substantially the form of Exhibit B (each such signed request in the form of Exhibit B, a “written Borrowing Request”):  (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of the proposed Borrowing.  Each telephonic, email or facsimile request not evidenced by a written Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request signed by an authorized officer of Borrower whose name and specimen signature are set forth on the certificate delivered pursuant to Section 6.01(b) (or any subsequent certificate delivered to Administrative Agent) which may be delivered by hand, by courier service, by scanned pdf, or by facsimile.  Each such telephonic, email, facsimile and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the amount equal to the least of (x) the Aggregate Maximum Credit Amount, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amount, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the least of (x) the Aggregate Maximum Credit Amount, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amount.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C signed by an authorized officer of Borrower whose name and specimen signature are set forth on the certificate delivered pursuant to Section 6.01(b) (or any subsequent certificate delivered to Administrative Agent) (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c)           Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to have requested an ABR Borrowing) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower in the amount so received, in like funds, to an account of Borrower maintained either with a Lender or a non-Lender in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement; provided further that if such account is maintained with a non-Lender, such non-Lender shall have entered into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Changes in the Aggregate Maximum Credit Amount; Optional Increase and Reduction of Aggregate Elected Commitment Amount.

(a)           Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amount, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero, then, at the option of the Administrative Agent, the Commitments shall terminate on the effective date of such termination or reduction  Notwithstanding the foregoing, the parties hereto hereby agree that this Agreement shall not be terminated until all Obligations are paid and performed in full.

(b)           Optional Termination and Reduction of the Aggregate Maximum Credit Amount.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (1) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less than $5,000,000, the entire Aggregate

Maximum Credit Amount), (2) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments, and (3) upon any reduction of the Aggregate  Maximum Credit Amount that results in the Aggregate Maximum Credit Amount being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (such reduction to be allocated to the Elected Commitments of the Lenders ratably in accordance with such Elected Commitments) so that it equals the Aggregate Maximum Credit Amount as so reduced.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amount under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amount shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)           Optional Increase and Reduction of Aggregate Elected Commitment Amount.

(i)            Subject to the conditions set forth in Section 2.06(c)(ii),  the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of a Lender (an “Increasing Lender”) or by causing a Person that is acceptable  to the Administrative  Agent that at such time is not a Lender to become a Lender (an “Additional Lender”). Notwithstanding anything to the contrary contained  in this Agreement,  in no case shall an Additional  Lender be the Borrower or an Affiliate of the Borrower.

(ii)           Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(1)           such increase shall not be less than $25,000,000 unless the Administrative  Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(2)           following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Scheduled Redetermination Date;

(3)           no Default shall have occurred and be continuing  on the effective date of such increase;

(4)           on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays any compensation required by Section 5.02;

(5)           no Lender’s Elected Commitment may be increased without the consent of such Lender;

(6)           if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit J (an “Elected  Commitment  Increase Certificate”); and

(7)           if the Borrower elects to increase the Aggregate Elected Commitment  Amount by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative  Agent a certificate substantially in the form of Exhibit K (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative  Agent.

(iii)          Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.  In addition, the Increasing Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender, as applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amount.

(iv)          Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii) and the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).  No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)           Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(c), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) Annex I shall be deemed amended to reflect any changes in the Applicable Percentages of the Lenders other than any Increasing Lenders or Additional Lenders pursuant to the foregoing clause (A), and (C) Annex I to this Agreement shall be deemed amended to reflect the Applicable Percentage, Maximum Credit Amount and Elected Commitment of any Increasing Lender and any Additional Lender.

(vi)          The Borrower may from time to time reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent  prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the Aggregate Elected Commitment Amount.

(vii)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable.  Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i).  Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii)        Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (such reduction to be allocated to the Elected Commitments of the Lenders ratably in accordance with such Elected Commitments) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

Section 2.07         Borrowing Base.

(a)           Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be Four Hundred Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($437,500,000); provided if the Engineered Value of Oil and Gas Properties intended to be acquired in the Catarina Property Acquisition and not acquired (whether due to title defects, environmental issues, preferential purchase rights, casualty loss or otherwise) is greater than $10,000,000 (as evaluated in the Catarina Property Acquisition Reserve Report), the Administrative Agent may, by written notice to the Borrower and the Lenders, reduce the initial Borrowing Base to reflect the exclusion of such Oil and Gas Properties.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(b)(iii), Section 2.07(b)(iv), Section 8.13(c) or Section 9.11.

(b)           Scheduled and Interim Redeterminations.

(i)            The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07(b)(i) (a “Scheduled Redetermination”), and, subject to Section 2.07(a), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or before April 1st and October 1st of each year  beginning October 1, 2014 or, in each case, such date promptly thereafter as reasonably practicable based on the engineering and other information available to the Lenders.

(ii)           In addition to the foregoing and Section 2.07(b)(iii), the Borrower may by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined once between each Scheduled Redetermination  (each such redetermination between Scheduled Redeterminations, together with any redetermination described in Section 2.07(b)(iii), an “Interim Redetermination”) in accordance with this Section 2.07.

(iii)          In addition to any Interim Redetermination described in Section 2.07(b)(ii), if at any time the aggregate value of Oil and Gas Properties sold or disposed of pursuant to Section 9.11(e)(4), together with the Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) of Swap Agreements in respect of commodities Liquidated, in any period between redeterminations of the Borrowing Base, exceeds ten percent (10%) of the value of proved developed Oil and Gas Properties included in the most recently delivered Reserve Report, then the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, reduce the Borrowing Base, effective immediately upon such sale, disposition or Swap Liquidation by an amount equal to the Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) of such Oil and Gas Properties sold or disposed of and Swap Agreements in respect of commodities Liquidated and such new Borrowing Base shall be effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement; provided that for purposes of this Section 2.07(b)(iii), a Swap Agreement shall not be deemed to have been Liquidated if, (x) such Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with the Borrower or the applicable Loan Party being the “remaining party” for purposes of such novation, or (y) upon its termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with approximately the same mark-to-market value and without cash payments to any Loan Party in connection therewith.  Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(iv)          In addition to the Scheduled Redeterminations and Interim Redeterminations, and any reduction of the Borrowing Base pursuant to Section 2.07(b)(iii), the Borrowing Base shall be automatically reduced by the related Issuance Related Borrowing Base Adjustment Amount upon the issuance of Issuance Related Debt.

(c)           Scheduled and Interim Redetermination Procedure.

(i)            Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  upon receipt by the Administrative Agent of (1) the Reserve Report and the certificate required to be delivered by the Borrower, in the case of a Scheduled Redetermination, pursuant to Sections 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (2) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt; provided if the Debt is Debt described in Section 9.02(j) and is secured by an Excepted Lien described in clauses (j) or (k) of the definition of “Excepted Liens”, then, except to the extent that such Excepted Liens are Satisfactorily Bonded, such Oil and Gas Properties shall not be included in calculating the Borrowing Base until such Excepted Lien is released or evidence, satisfactory in form and substance, is delivered to the Administrative Agent that such Excepted Lien is no longer valid or enforceable) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amount.

(ii)           The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(1)           in the case of a Scheduled Redetermination (A) if the Administrative Agent shall have received the Engineering Reports and other information required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and other information from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i), and in any event within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

(2)           in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)          Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Administrative Agent and the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Administrative Agent and Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, then the Administrative Agent shall (1) notify the Borrower of the Proposed Borrowing  Base and which Lenders have not approved or been deemed to have approved the Proposed Borrowing Base and (2) poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)           Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under ‘Section 8.13(c) or Section 9.11, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08         Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Restricted Subsidiaries (or, subject to the limitations of Section 9.05(l), any of its Unrestricted Subsidiaries or JV Entities), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the

Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c)); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) specifying the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).  If requested by the Issuing Bank, the Borrower shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (1) the LC Exposure shall not exceed the LC Commitment and (2) the total Credit Exposures shall not exceed the total Commitments (i.e. the least of (x) the Aggregate Maximum Credit Amount, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amount).

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension; provided no such renewal or extension shall extend beyond the date referred to in clause (ii) of this subsection) and (ii) the date that is twenty (20) Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e) (but giving effect to the proviso in the first sentence thereof), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying the Issuing Bank, through the Administrative Agent, an amount equal to such LC Disbursement (i) not later than 2:00 p.m., Houston, Texas time, on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Houston Texas time, on such date (provided it shall not be an Event of Default if the Borrower fails to reimburse such LC Disbursement pursuant to this clause (i) if such LC Disbursement is reimbursed on the first Business Day immediately following the day that the Borrower received notice of such LC Disbursement), or (ii) not later than 12:00 noon, Houston,

Texas time, on the first Business Day immediately following the day that the Borrower received such notice, if such notice is not received prior to 12:00 noon on the date such LC Disbursement was made.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.

The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(d) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  The Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of the Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon to the extent not otherwise included in such payment; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(g) or Section 10.01(h).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC).  Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Investments described in Section 9.05(d) through (g).  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement or the other Loan Documents pursuant to Section 10.02(c).  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01                            Repayment of Loans.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02                            Interest.

(a)                                 ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                                 Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)                                  Post-Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that  (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04                            Prepayments.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).  Partial optional prepayments pursuant to this Section 3.04 shall be in an aggregate principal amount of $250,000 or any whole multiple of $50,000 in excess thereof.

(b)                                 Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy of a signed Repayment Notice) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the Business Day of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)                                  Mandatory Prepayments.

(i)                                     Upon any adjustments to the Borrowing Base pursuant to Section 2.07(b)(iii), Section 2.07(b)(iv) or Section 9.11(e)(4), if the total Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if, as a result of LC Exposure, any excess remains after prepaying all of the Borrowings, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it receives cash proceeds as a result of such disposition or such incurrence of Debt; provided that all payments required to be made pursuant to this Section 3.04(c)(i) must be made on or prior to the Termination Date.

(ii)                                  If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b), or any reduction of the Aggregate Elected Commitment  Amount pursuant to Section 2.06(c), the total Credit Exposures exceed the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(iii)                               Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(b)(iii) or Section 2.07(b)(iv)) or Section 8.13(c), if the total Credit Exposures exceed the redetermined or adjusted Borrowing Base, then the Borrower shall, within ten (10) days after written notice is received from the Administrative Agent that the total Credit Exposure exceeds the redetermined or adjusted Borrowing Base (the amount of such excess, a “Borrowing Base Deficiency”), notify Administrative Agent of its decision (the date of such notice, the “Prepayment Decision Notice Date”) to do any (or any combination) of the following which will result in the Borrowing Base Deficiency being eliminated in the applicable time frame(s): (A) prepay Borrowings (i) in a lump sum on or before the date which is twenty (20) days after the Prepayment Decision Notice Date, or (ii) in five (5) equal monthly payments beginning on the one month anniversary of the Prepayment Decision Notice Date and continuing on the corresponding day of the four following months, and in any case, if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j), and/or (B) within ninety (90) days of the Prepayment Decision Notice Date, pledge additional Collateral acceptable to the Lenders to the Administrative Agent for the benefit of the Lenders, which Collateral shall be sufficient in Administrative Agent’s opinion to increase the Borrowing Base and eliminate the Borrowing Base Deficiency.

(iv)                              Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied to outstanding Borrowings first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar

Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)                                 Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)                                 No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05                            Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Applicable Percentage, a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the excess of such Lender’s Commitment over such Lender’s Credit Exposure during the period from and including the Effective Date to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest to accrue at a rate in excess of the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, ratably in accordance with its Applicable Percentage, an annual Letter of Credit fee on the aggregate undrawn amount of all outstanding Letters of Credit at such time, which shall accrue at the Letter of Credit Fee Rate and be payable in arrears on the Termination Date and the last day of each calendar quarter, (ii) to the Issuing Bank, for its own account, a fronting fee equal to the greater of (a) $500 or 0.125% of the face amount of each outstanding Letter of Credit and (iii) to the Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder, which shall be payable upon issuance and upon any renewal of such Letter of Credit.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All Letter of Credit fees and fronting fees (as set forth herein or in the Fee Letter) shall be computed on the basis of a year of 360 days, unless such computation would cause interest to accrue at a rate in excess of the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01                            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payments by the Borrower.  The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake).  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Sharing of Payments by Lenders.  If the Administrative Agent or any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower  rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02                            Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the

Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03                            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), 2.08(d) or (e), 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (a) and (b) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04                            Disposition of Proceeds.  The Mortgages contain an assignment by the Borrower and other Loan Parties unto and in favor of the Administrative Agent for the benefit of (i) the Lenders and (ii) the Secured Swap Providers, of all of the Borrower’s interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property.  The Mortgages further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Mortgages, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders (including, without limitation, the sending of a Transfer Letter to the purchaser or purchasers of such production), but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.  Upon the expiration or termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall, at the expense of the Borrower, execute and deliver such documentation as Borrower shall reasonably request to re-convey to the Borrower or Guarantor any property purportedly conveyed to the Administrative Agent under the Security Instruments.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY; DEFAULTING LENDERS

Section 5.01                            Increased Costs.

(a)                                 Eurodollar Changes in Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02                            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a

Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03                            Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Foreign Lenders.

(i)                                     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(ii)                                  Without limiting the generality of the foregoing:

(1)                                 any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)                               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               executed originals of IRS Form W-8ECI;

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(2)                                 any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f)                                   FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  U.S. Lenders.  Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(h)                                 Certifications.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)                                     Tax Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 5.04                            Mitigation Obligations.

(a)                                 Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), or (v) any Lender has not approved (or is not deemed to have approved) any amendment to, or waiver of, the terms of this Agreement or any other Loan Document approved by Administrative Agent and Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

Section 5.05                            Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06                            Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05;

(b)                                 the Elected Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)                                  if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the least of (1) the sum of all non-Defaulting Lenders’ Maximum Credit Amounts, (2) the sum of all non-Defaulting Lenders’ Applicable Percentages of the Borrowing Base, and (3) the sum of all non-Defaulting Lenders’ Elected Commitments and (y) the conditions set forth in Section 6.02 (other than the conditions set forth in Section 6.02(f) are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees for the account of such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)                                 if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 5.06(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)                                 so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 5.06(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.06(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)                                  In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01                            Conditions to Effectiveness.  The amendment and restatement of the 2013 Credit Agreement and the obligation of each Lender to make Loans (including, without limitation, the True-Up Loans, if any) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                                 Satisfactory evidence that (i) the Catarina Property Acquisition has been (or on the Effective Date, will be) consummated for a purchase price not to exceed $639,000,000 (subject to adjustment as provided in the Catarina Property PSA) consistent with the material terms of the Catarina Property PSA, with no material amendments or waivers not consented to by the Arranger and (ii) any Liens (other than Liens permitted under Section 9.03) on the Oil and Gas Properties acquired in the Catarina Property Acquisition shall have been or will be released on the Effective Date. For purposes of satisfying the foregoing requirement, Liens on Oil and Gas Properties acquired pursuant to the Catarina Property Acquisition shall be deemed released at such time as the relevant Person shall have executed and delivered a release with respect thereto and counsel or agents to the Administrative Agent shall be in the possession of such release for recording;

(b)                                 The Administrative Agent shall have received a certificate of a Responsible officer or the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its Board of Directors with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or other comparable organizational documents of such Loan Party, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(c)                                  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party;

(d)                                 The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date;

(e)                                  The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(f)                                   The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof;

(g)                                  The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments granting the Administrative Agent a first priority Lien (subject to Excepted Liens) on (i) the Collateral securing the 2013 Credit Agreement, (ii) 100% of the Equity Interest in all Domestic Subsidiaries (excluding Unrestricted Subsidiaries), (iii) Oil and Gas Properties representing at least eighty percent (80%) by value of the Engineered Value (based on the Catarina Property Acquisition Reserve Report) of the Oil and Gas Properties acquired pursuant to the Catarina Property Acquisition, and (iv) substantially all other material personal property of the Loan Parties, including operating equipment, accounts receivable, inventory, contract rights, general intangibles and all products, proceeds and other interests relating to the ownership, operation and/or production of oil and gas properties.  For purposes of satisfying the foregoing requirement, properties acquired pursuant to the Catarina Property Acquisition shall be deemed mortgaged at such time as the relevant Loan Party shall have executed and delivered a Mortgage with respect thereto and counsel or agents to the Administrative Agent shall be in possession of such Mortgage for recording. Notwithstanding anything to the contrary, Liens granted in the Collateral by any Loan Party shall not secure any obligation in respect of any Excluded Swap Obligation;

(h)                                 The Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties;

(i)                                     The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12;

(j)                                    The Administrative Agent shall have received a certificate of a Responsible Officer of Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03 or otherwise necessary for the continued operations of the Loan Parties;

(k)                                 The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i)  title information setting forth the status of title to at least eighty percent (80%) of the Engineered Value of the Oil and Gas Properties covered by the December 2013 Reserve Report and (ii) title information setting forth the status of title to at least eighty percent (80%) of the Engineered Value of the Oil and Gas Properties evaluated in the Catarina Property Acquisition Reserve Report;

(l)                                     The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries, including Oil and Gas Properties to be acquired in the Catarina Property Acquisition;

(m)                             The Administrative Agent shall have received UCC search certificates reflecting no Liens encumbering the Properties of the Borrower or any other Loan Party for each of the following jurisdictions: Louisiana, Texas, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03;

(n)                                 The Administrative Agent shall have received duly executed Guaranties from all direct and indirect Domestic Subsidiaries of Borrower that are not Unrestricted Subsidiaries;

(o)                                 The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(p)                                 RBC shall have received a fully executed Assignment and Assumption (as defined in the 2013 Credit Agreement) from each Lender party to the 2013 Credit Agreement that is not becoming a Lender under this Agreement;

(q)                                 The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably request;

(r)                                    The Administrative Agent, Arranger and the Lenders shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(s)                                   No default (as defined in the 2013 Credit Agreement) shall have occurred and be continuing under the 2013 Credit Agreements; and

(t)                                    The Effective Date shall have occurred on or before August 19, 2014.

Section 6.02                            Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing;

(c)                                  [Reserved];

(d)                                 The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents, including regarding the absence of any event, development or circumstance giving rise to a Material Adverse Effect and no litigation as set forth in Sections 7.04(b) and 7.05, respectively, shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.  Notwithstanding the foregoing, and notwithstanding Section 6.01(s) as it relates to the representations and warranties under the 2013 Credit Agreement, the only representations the accuracy of which shall be a condition to the availability of Loans under this Agreement on the Effective Date shall be the Catarina Property PSA Representations and the Specified Representations.  The failure of any representation or warranty with respect to the Borrower or any of its Subsidiaries (other than the Catarina Property PSA Representations or the Specified Representations) to be accurate on the Effective Date will not constitute the failure of a condition precedent to the funding of the initial Loan under this Agreement but will instead constitute a Default which may be cured within a period of 10 days after the Effective Date and which will not in and of itself constitute a failure of a condition precedent to funding;

(e)                                  The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document; and

(f)                                   The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (f).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01                            Organization; Powers.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.  Schedule 7.01 is an accurate corporate organizational chart of Borrower and its Subsidiaries and shows the ownership of all Equity Interests in such Persons.

Section 7.02                            Authority; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or member action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                            Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of any Security Instruments as required by the Loan Documents and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04                            Financial Condition; No Material Adverse Change.

(a)                                 Borrower has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2013, all reported on by BDO USA, LLP and (ii) unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2014, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)                                 Since March 31, 2014, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)                                  Neither the Borrower nor any of its Subsidiaries has incurred, created, assumed or suffered to exist any Debt except as permitted by Section 9.02.

Section 7.05                            Litigation.

(a)                                 Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)                                 Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06                            Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect), to the knowledge of Borrower:

(a)                                 neither any Property of Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)                                 no Property of Borrower or any Subsidiary nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)                                  all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and Borrower and each Subsidiary are in compliance with the terms and conditions of all such Environmental Permits.

(d)                                 all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)                                  Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened Release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)                                   to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)                                  neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07                            Compliance with the Laws and Agreements; No Defaults.  Except as could not reasonably be expected to have a Material Adverse Effect:

(a)                                 Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations (other than Environmental Permits) necessary for the ownership of its

Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)                                 Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound; and

(c)                                  No Default has occurred and is continuing.

Section 7.08                            Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act.

Section 7.09                            Taxes.  Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10                            ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of all such underfunded Plans.

Section 7.11                            Disclosure; No Material Misstatements.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Borrower, taken as a whole, none of the financial statements, certificates or other reports and information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  To the knowledge of Borrower there is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions known to the Borrower in the Catarina Property Acquisition Reserve Report or any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the Catarina Property Acquisition Reserve Report and each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12                            Insurance.  The Loan Parties have (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements including, without limitation, Flood Insurance, if required and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.  No Loan Party owns any material Building (as defined in the applicable Flood Insurance Regulation) or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) for which such Loan Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that either (A) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home or (B) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.13                            Restriction on Liens.  Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14                            Subsidiaries.  Schedule 7.14 sets forth the name of, and the ownership interest of Borrower in, each Subsidiary of the Borrower.  As of the Effective Date there are no Unrestricted Subsidiaries other than SN Midstream and SN Services.

Section 7.15                            Location of Business and Offices. The jurisdiction of organization of Borrower is Delaware; the name of the Borrower as listed in the public records of Delaware or Texas is Sanchez Energy Corporation; the federal taxpayer identification number of the Borrower is 45-3090102 and the organizational identification number of the Borrower is 5027889 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, federal taxpayer identification number and organizational identification number in its jurisdiction of organization is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.16                            Properties; Titles, Etc.

(a)                                 Except as disclosed in Schedule 7.16, the Borrower and each of the Restricted Subsidiaries has good and defensible title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (excluding, to the extent this representation and warranty is deemed to be made after the Effective Date, any such Oil and Gas Properties sold or transferred in compliance with Section 9.11) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.  For purposes of this Section 7.16(a), prior to the delivery of the first Reserve Report after the Effective Date, the phrase “most recently delivered Reserve Report” shall be read to mean the “most recently delivered Reserve Report and the Catarina Property Acquisition Reserve Report.”

(b)                                 All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to result in a Material Adverse Effect.

(c)                                  The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)                                 All of the material Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)                                  Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17                            Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) to the knowledge of Borrower, none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18                            Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19                            Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20                            Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21                            Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used to (i) refinance Debt existing under the 2013 Credit Agreement, (ii) pay fees, commissions and expenses in connection with the refinancing of the Debt existing under the 2013 Credit Agreement, (iii) finance ongoing working capital requirements and other general corporate purposes (including financing the Catarina Property Acquisition, other acquisitions and the development of the Borrower’s and the other Loan Parties’ oil and gas assets and making Investments permitted under Section 9.05).  The Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22                            Solvency.  Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate debt of the Borrower on a consolidated basis, (b) none of the Borrower nor any Subsidiary has incurred, or has intended to incur, debt beyond its ability to pay such debt as such debt matures and (c) none of the Borrower nor any Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business as such business is now conducted and is now proposed to be conducted following the date hereof.  For purposes of this section, “debt” shall have the meaning given such term under the U.S. Bankruptcy Code.

Section 7.23                            Foreign Corrupt Practices.  Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and their respective Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24                            Money Laundering.  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the money laundering laws is pending or, to the best knowledge of the Borrower, threatened.

Section 7.25                            OFAC.  Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.26                            Reserved.

Section 7.27                            Catarina Property Acquisition Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders as of the later of the Effective Date and the date of the first Borrowing on or after the Effective Date that:

(a)                                 The copy of the Catarina Property PSA previously delivered by Borrower to the Administrative Agent is true, accurate and complete and has not been amended, modified or waived in any manner which would be material and adverse to the Lenders not consented to by the Arranger.

(b)                                 The transactions contemplated by the Catarina Property PSA (the “Catarina Property PSA Transactions”) to be entered into by Borrower and/or SN Catarina are within such Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate and, if required, stockholder or member action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Catarina Property PSA Transactions).

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Borrower or any of its

Subsidiaries in connection with Borrower’s and/or SN Catarina’s execution, delivery and performance of the Catarina Property PSA or the consummation by Borrower and/or SN Catarina of the Catarina Property PSA Transactions, except for (i) consents, approvals and governmental filings that have been made or obtained and (ii) such governmental consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties, except in each case where the failure to obtain or take such actions, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01                            Financial Statements; Ratings Change; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each fiscal year of Borrower, its audited consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or another firm of independent public accountants proposed by Borrower and approved by the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, its consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and if a Default has not occurred, certifying compliance with the covenants of the Loan Documents, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(a) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 Certificate of Financial Officer — Swap Agreements.  Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of  Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)                                  Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)                                   Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such letter or report.

(g)                                  SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h)                                 Reserved.

(i)                                     Notice of Casualty Events.  Prompt written notice, and in any event within five (5) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j)                                    Information Regarding the Loan Parties.  Prompt written notice (and in any event within ten (10) Business Days prior thereto) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify Borrower in the conduct of its business or in the ownership of its Properties, (ii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Loan Party is incorporated or formed, (iii) in any Loan Party’s jurisdiction of organization or any Loan Party’s organizational identification number in such jurisdiction of organization, and (iv) in any Loan Party’s federal taxpayer identification number.

(k)                                 Production Report and Lease Operating Statements.  Concurrently with the delivery of the semi-annual Reserve Reports under Section 8.12(a)(i), a report setting forth, for the period covered by such Reserve Report, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each month during the period covered by such Reserve Report from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each month during such period, all certified by a Responsible Officer of Borrower as presenting fairly in all respects the information contained therein, and to the extent applicable, all based on the actual lease operating statements for such Oil and Gas Properties.

(l)                                     Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organizational document of Borrower or any Subsidiary.

(m)                             Notice of Alleged Breach of HIL Lease.  Promptly, but in any event within five (5) Business Days after receipt by any Loan Party thereof, copies of any notice received by any Loan Party alleging a breach of the HIL Lease.

(n)                                 Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02                            Notices of Material Events.  Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                            Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04                            Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Borrower or any Subsidiary.

Section 8.05                            Performance of Obligations under Loan Documents.  The Borrower will pay the Loans according to the terms of this Agreement, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06                            Operation and Maintenance of Properties.  Borrower, at its own expense, will, and will cause each Restricted Subsidiary to (in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect):

(a)                                 operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b)                                 keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear and economic obsolescence excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and economic obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c)                                  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)                                 promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties which are necessary for the operation of their business and ownership of its Oil and Gas Properties and other material Properties.

(e)                                  operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)                                   notwithstanding anything to the contrary in this Section 8.06, to the extent Borrower or one of its Restricted Subsidiaries is not the operator of any Property, the Borrower shall not be obligated itself to perform or cause any of its Restricted Subsidiaries to perform the covenants in this Section 8.06, but shall use reasonable efforts to cause the operator to comply with this Section 8.06.

(g)                                  notwithstanding anything to the contrary in this Section 8.06, the Borrower and its Restricted Subsidiaries shall not be required to maintain any lease or interest which is no longer capable of producing Hydrocarbons in paying quantities.

Section 8.07                            Insurance.  The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements including, without limitation, Flood Insurance, if required.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08                            Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

Section 8.09                            Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10                            Environmental Matters.

(a)                                 The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’

Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Subsidiary to conduct their respective operations and business in a manner that will not expose any Property or Person to Hazardous Materials in circumstances that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such reasonable procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.  To the extent that the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.10(a).

(b)                                 The Borrower will promptly, but in no event later than five (5) Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could reasonably result in a Material Adverse Effect.

(c)                                  The Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any material acquisitions of producing Oil and Gas Properties after the date hereof.

Section 8.11                            Further Assurances.

(a)                                 Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)                                 The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12                            Reserve Reports.

(a)                                 (i) On or before September 1, 2014, and thereafter semi-annually on each March 1st and September 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties as of the immediately preceding June 30 (or July 1), in the case of the Reserve Report required to be delivered by September 1 and as of the preceding December 31 (or January 1), in the case of the Reserve Report required to be delivered by March 1.  The Reserve Reports required to be delivered on or before March 1 shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report required to be delivered on or before September 1 shall be prepared by or under the supervision of the chief engineer of the Borrower.

(ii)                                  For each Reserve Report prepared pursuant to clause (i) above, the chief engineer of Borrower shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding  Reserve Report.

(b)                                 In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be to be true and accurate and to have been prepared in accordance with the procedures used in the most recently delivered Reserve Report prepared by an Approved Petroleum Engineer.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer from Borrower certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Loan Parties’ Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Collateral and that the Engineered Value of such Oil and Gas Properties represents at least eighty percent (80%) (by value) of the proved Oil and Gas Properties of the Loan Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate.

Section 8.13                            Title Information.

(a)                                 On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered, satisfactory title information on at least eighty percent  (80%) of the Engineered Value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)                                 If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Collateral which constitutes Oil and Gas Properties and with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that it shall have received, together with title information previously delivered, satisfactory title information on at least eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(c)                                  If the Borrower is unable to cure any title defect requested by the Administrative Agent or Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on eighty percent (80%) of the value of the proved Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14                            Additional Collateral.  In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the Engineered Value of the proved Oil and Gas Properties owned by Borrower and the Loan Parties and evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least eighty percent (80%) of such Engineered Value, then the Borrower shall, and shall cause the other Loan Parties to, grant within thirty (30) days of delivery of the certificate required under Section 8.12(c) to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Mortgages such that after giving effect thereto, the Mortgaged Properties will represent at least eighty percent (80%) of such Engineered Value.  All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

Section 8.15                            ERISA Compliance.  In addition to and without limiting the generality of Section 8.09, the Borrower shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 8.16                            New Subsidiary Requirements.

(a)                                 If either a Domestic Subsidiary that is not a Loan Party on the Effective Date shall be formed or acquired and not be designated an Unrestricted Subsidiary at the time such Domestic Subsidiary is formed or acquired, or an Unrestricted Subsidiary that is a Domestic Subsidiary shall fail to satisfy the requirements of an Unrestricted Subsidiary, then within 30 days after such event giving rise to a new Restricted Subsidiary the Borrower shall cause to be delivered to the Administrative Agent for the benefit of the Lenders, (i) a Guaranty and a Joinder with respect to the Security Agreement executed by such Restricted Subsidiary, (ii) all documents and instruments, including UCC Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such Security Agreement and to include the Equity Interests of such Domestic Subsidiary as additional Collateral pledged by the owner thereof pursuant to the Security Agreement, (iii) if requested, UCC searches in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such UCC searches are Excepted Liens or have been released, (iv) the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Joinder by such Restricted Subsidiary, (v) if requested, the corporate resolutions or similar approval documents of the Borrower or other Loan Party approving the addition of the Equity Interests in such Restricted Subsidiary to the collateral pledged under the Security Agreement by the Borrower or other Loan Party, and (vi) if requested, a legal opinion acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Joinder and otherwise being in form and substance reasonably satisfactory to the Administrative Agent; provided, that until the requirements of clauses (i) through (vi) shall be met to the reasonable satisfaction of the Administrative Agent, no Loan Party shall advance or contribute any amounts or Property to such Domestic Subsidiary (other than minimum organizational costs such as filing fees).

(b)                                 Within 30 days after the acquisition or formation of any Domestic Subsidiary which is to be an Unrestricted Subsidiary by any Loan Party and prior to such Loan Party’s advancing or contributing any amounts to or into such Unrestricted Subsidiary (other than minimum organizational costs such as filing fees), such Loan Party shall cause to be delivered to the Administrative Agent for the benefit of the Lenders a certificate certifying that such Subsidiary meets the requirements set forth in the definition of “Unrestricted Subsidiary”; provided, that until the foregoing requirement shall be met to the reasonable satisfaction of the Administrative Agent, no Loan Party shall advance or contribute any amounts or Property to such Domestic Subsidiary (other than minimum organizational costs such as filing fees).  For the avoidance of doubt, no Equity Interests in any Unrestricted Subsidiary are required to be subject to a Lien securing the Obligations.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01                            Financial Covenants.

(a)                                 Current Ratio.  The Borrower will not permit, at any time, commencing with the fiscal quarter ending September 30, 2014, its ratio of (i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement), but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding outstanding Obligations hereunder to the extent included in consolidated current liabilities, non-cash obligations under FAS 133 and any accrual related to non-cash compensation arising from any grant of stock, stock options or other equity based awards) to be less than 1.0 to 1.0.

(b)                                 Total Leverage Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2014, the ratio of (i) total Debt of the Borrower and the Restricted Subsidiaries as of such date minus Unrestricted Cash to (ii) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the Rolling Period ending on such day (or, in the case of any such Rolling Period ending before September 30, 2015, Annualized Consolidated EBITDA for such Rolling Period) to exceed 4.0 to 1.0.

Section 9.02                            Debt.  The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)                                 the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

(b)                                 Debt of Borrower and its Subsidiaries with respect to the Senior Unsecured Notes; provided that (A) the principal amount outstanding under the Senior Unsecured Notes, shall not, at any time, be increased by more than the Senior Unsecured Notes Maximum Issuance Amount, (B) the Senior Unsecured Notes are unsecured, (C) proceeds of the Senior Unsecured Notes are used first, to repay the Loans to the extent necessary to be in compliance with the Borrowing Base as adjusted as of the date of the issuance of the Senior Unsecured Notes by the Issuance Related Borrowing Base Adjustment Amount, if any second, for all or a portion of the Catarina Property Acquisition, and third, the balance if any, may be used to finance general corporate purposes;

(c)                                  Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected in the Financial Statements and described on Schedule 9.02;

(d)                                 Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties, including, guarantees and obligations of the Borrower and its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed), in connection with the operation of the Oil and Gas Properties in the ordinary course of business;

(e)                                  intercompany Debt between Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Restricted Subsidiaries;

(f)                                   endorsements of negotiable instruments for collection in the ordinary course of business;

(g)                                  Debt incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries in connection with Swap Agreements provided they are permitted under Section 9.17;

(h)                                 Debt in the form of guarantees and other Debt of the type described in clause (g) of the definition of “Debt” with respect to debt permitted under this Section 9.02 and Investments permitted under Section 9.05(p);

(i)                                     unsecured Debt not otherwise permitted by the foregoing clauses of this Section 9.02; provided that the principal amount of such Debt shall not exceed five percent (5%) of the Borrowing Base then in effect;

(j)                                    Debt in an aggregate amount not to exceed $10,000,000 at any time outstanding secured by Excepted Liens described in clauses (j) and (k) of the definition of “Excepted Liens”; and

(k)                                 refinancings, extension, renewals and refundings of Debt permitted by this Section 9.02; provided the principal amount of such Debt does not exceed the principal amount of the Debt being refinanced, extended, renewed or refunded (plus all accrued interest on such Debt and the amount of all expenses and premiums incurred in connection therewith).

Section 9.03                            Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Obligations;

(b)                                 Excepted Liens;

(c)                                  Liens described on Schedule 9.03; and

(d)                                 Liens on cash collateral securing obligations owed to Koch Supply & Trading LP under Swap Agreements permitted under Section 9.17; provided at the time of the posting of such cash collateral, after giving pro forma effect thereto (i) no Default exists or would exist as a result thereof and (ii) the Elected Commitment Utilization Percentage does not exceed ninety percent (90%).

The filing of a financing statement or other document or instrument in connection with any of the foregoing Liens to perfect such Lien or otherwise provide notice as required by applicable law is permitted.

Section 9.04                            Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any loan or distribution of its Property to its Equity Interest holders, except (a) Restricted Subsidiaries may declare and pay dividends or distributions with respect to their Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock), (b) each Restricted Subsidiary of the Borrower may make Restricted Payments to Borrower and to any Restricted Subsidiary of the Borrower that is a Guarantor, (c) payments (including the netting of Equity Interests) in connection with the satisfaction of employees’ (at any of the Borrower, Restricted Subsidiaries or Operator) tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any requisite amounts to appropriate Governmental Authorities) arising out of the sale of employees’ vested stock in Borrower, which payments are made, directly or indirectly, from the proceeds of the sale of such vested stock (or, in the case of such payments made on or before July 31, 2013, may be made with cash available from any source and need not be made, directly or indirectly, from the proceeds of the sale of such vested stock), (d) Permitted Preferred Stock Distributions, and (e) issuances and/or sales of Equity Interests in Borrower in exchange for, or purchase or redemption of, Preferred Stock; provided, Restricted Payments made under this Section 9.04, other than (x) pursuant to clauses (c) and (e) above and (y) Permitted Preferred Stock Distributions comprised solely of common stock of Borrower, may be made only so long as no Default or Event of Default exists or will exist after giving effect to such Restricted Payment.

Section 9.05                            Investments, Loans and Advances.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 any Investment in (i) the Borrower, (ii) any Restricted Subsidiary, or (iii) any Unrestricted Subsidiary if, after giving effect to such Investment, such Unrestricted Subsidiary becomes a Restricted Subsidiary and complies with the requirements of Section 8.16;

(b)                                 Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(c)                                  accounts receivable arising in the ordinary course of business;

(d)                                 direct obligations of the U.S. or any agency thereof, or obligations guaranteed by the U.S. or any agency thereof, in each case maturing within one year from the date of creation thereof;

(e)                                  commercial paper maturing within one year from the date of creation thereof rated no lower than A1 or P1 by S&P or Moody’s;

(f)                                   deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the U.S. of any other bank or trust company which is organized under the laws of the U.S. or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(g)                                  deposits in money market funds investing primarily in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);

(h)                                 any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or the Restricted Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any claim against any other Person;

(i)                                     any Investment consisting of extensions of credit including, without limitation, accounts receivables or notes receivables arising from the grant of trade credit or prepayments or similar transactions, if created or acquired in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)                                    subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties, gas gathering, processing and transportation systems and all other assets contemplated by the permitted business of the Borrower located within the geographic boundaries of the U.S.;

(k)                                 entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons;

(l)                                     Letters of Credit issued hereunder to support Debt or other obligations of any Unrestricted Subsidiary or any JV Entity in an aggregate face amount at any time outstanding not exceeding the remainder of (i) the Unrestricted Subsidiary Maximum Cash Investment Amount minus (ii) the aggregate amount of Investments of cash in Unrestricted Subsidiaries pursuant to Section 9.05(m); provided, that for the avoidance of doubt the Unrestricted Subsidiary Maximum Cash Investment Amount shall not apply to (x) Investments described in the Sanchez/Century Midstream JV Transaction, which Investments are governed by Section 9.05(n) and (y) Investments described in the SN Services Transaction, which Investments are governed by Section 9.05(o);

(m)                             Investments in Unrestricted Subsidiaries other than SN Midstream and SN Services (excluding Letters of Credit to support Debt or other obligations of Unrestricted Subsidiaries and JV Entities, which shall be permitted only to the extent permitted under Section 9.05(l)) comprised of (i) Eligible Midstream Assets and (ii) cash in an aggregate amount at any time outstanding not exceeding the remainder of (A) the Unrestricted Subsidiary Maximum Cash Investment Amount minus (B) the aggregate face amount outstanding of Letters of Credit issued pursuant to Section 9.05(l);

(n)                                 the Investments contemplated by the Sanchez/Century Midstream JV Transaction;

(o)                                 the Investments contemplated by the SN Services Transaction; and

(p)                                 Guaranties by a Loan Party of any Investment of the type described in clauses (a), (b), (j), (k), (l), (m), (n) and (o) of this Section 9.02;

provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02.

Section 9.06                            Nature of Business; International Operations.  The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries or territorial waters of the U.S. and will not acquire or form any Foreign Subsidiaries.

Section 9.07                            Limitation on Leases.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08                            Proceeds of Notes/Loans.  The Borrower will not permit the Loans or the proceeds of the Loan to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations U, T or X of the Board, as the case may be.

Section 9.09                            Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower any of its notes receivable or accounts receivable.

Section 9.10                            Mergers, Etc..  Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary may merge or participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Restricted Subsidiary (provided that such Restricted Subsidiary shall be the continuing or surviving Person) and (b) in the case of an Unrestricted Subsidiary merging into the Borrower, no Default or Event of Default shall result.

Section 9.11                            Sale of Assets.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any asset, including, without limitation, Property containing Proved Reserves constituting a portion of the Borrowing Base or to issue or sell any Equity Interests in the Borrower or any of its Restricted Subsidiaries except (i) an issuance or sale of Equity Interests in or Preferred Stock of Borrower, in each case whether as a Permitted Preferred Stock Distribution or otherwise and without regard to whether or not there is any Default or Event of Default, (ii) the contribution of the Sanchez/Century Midstream Assets contemplated by the Sanchez/Century JV Transaction, (iii) the sale of Equity Interests in an Unrestricted Subsidiary, or (iv) the following sales, assignments, farm-outs, conveyances and/or transfers; provided, no Default or Event of Default exists or will exist after giving effect to such sale, assignment, conveyance, farm-out or transfer:

(a)                                 a transfer of assets between or among Borrower and its Restricted Subsidiaries;

(b)                                 an issuance or sale of Equity Interests in a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(c)                                  the sale, lease or other disposition of produced Hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the oil and gas business;

(d)                                 the sale or other disposition of cash or cash equivalents;

(e)                                  subject to the mandatory prepayment requirements in Section 3.04(c), the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that

(1)                                 Borrower shall provide the Administrative Agent at least ten (10) days prior written notice of any sale, assignment, conveyance or transfer hereunder,

(2)                                 100% of the consideration received in respect of such sale or other disposition shall be cash,

(3)                                 the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or the Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the Board of Directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect),

(4)                                 if such sale or other disposition of Oil and Gas Property when combined with any other sales under this Section 9.11(e) occurring between Scheduled Redetermination Dates results in a sale of more than ten percent (10%), in the aggregate, of the value of proved developed Oil and Gas Properties included in the most recently delivered Reserve Report, such sale or disposition shall be subject to the written consent of the Administrative Agent, not to be unreasonably withheld, and the Borrowing Base may be immediately redetermined pursuant to Section 2.07 and the Borrower shall pay  any Borrowing Base Deficiency in accordance with Section 3.04(c), and

(5)                                 if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; and

(f)                                   the sale, conveyance, transfer, lease or other disposition of (i) Eligible Midstream Assets and (ii) cash to an Unrestricted Subsidiary pursuant to Section 9.05(m).

Section 9.12                            Environmental Matters.  The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.13                            Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The guarantee by any Loan Party of the obligations of, and/or performance by, Borrower or any Restricted Subsidiary of any such transaction is expressly permitted.  Notwithstanding the foregoing, the restrictions set forth in this Section 9.13 shall not apply to (i) reasonable and customary fees paid to members of the Board of Directors of the Borrower or the Loan Parties, (ii) compensation arrangements for members of the Board of Directors, officers and other employees of the Borrower or the Loan Parties entered into in the ordinary course of business, (iii) payments to Unrestricted Subsidiaries or JV Entities in respect of aircraft charters or leases in an aggregate amount for the Borrower and the Restricted Subsidiaries in any calendar year not to exceed $1,000,000, or (iv) other transactions where the Borrower delivers to the Administrative Agent: (A) for transactions with annual aggregate consideration or a purchase price of not more than $5,000,000, a resolution of the Board of Directors of the Borrower set forth in a Responsible Officer’s certificate, which resolutions state that the Board of Directors has determined that such transaction is upon fair and reasonable terms no less favorable to each Loan Party a party thereto than such Loan Party would obtain in a comparable arm’s length transaction with a Person not an Affiliate and has been approved by a majority of the Board of Directors, (B) for transactions with annual aggregate consideration or a purchase price in excess of $5,000,000 but not more than $10,000,000, a positive opinion as to the fairness from a financial point of view to each Loan Party a party thereto, issued by an accounting, appraisal or investment banking firm of national standing.

Section 9.14                            Subsidiaries.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary without the prior written consent of the Administrative Agent and the Required Lenders, other than the creation or acquisition by the Borrower of Subsidiaries in compliance with the definition of “Unrestricted Subsidiary” or Section 8.16.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11.  Neither the Borrower nor any Restricted Subsidiary shall have any Foreign Subsidiaries.

Section 9.15                            Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, restricts any Loan Party from paying dividends or making distributions to any other Loan Party, restricts any Loan Party from making loans or advances to any other Loan Party, or restricts any Loan Party from transferring any of its properties or assets to any other Loan Party or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) the Senior Unsecured Loan Documents, (c) applicable law, rule, regulation or order, (d) any instrument governing Debt or Equity Interests of a Person acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests were incurred or issued in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those instruments; provided that, in the case of Debt, such Debt was permitted by the terms hereof to be incurred, (e) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the transfer of any of its properties to any Loan Party, (g) any agreement for the sale or other disposition of a Restricted Subsidiary of the Borrower that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (h) agreements governing other Debt of the Borrower and one or more Restricted Subsidiaries permitted herein; provided that the restrictions in the agreements governing such Debt are not materially more restrictive, taken as a whole, than those provided herein, (i) Liens permitted to be incurred under Section 9.03 hereof that limit the right of the debtor to dispose of the assets subject to such Liens, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, and stock sale agreements entered into in the ordinary course of business, and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 9.16                            Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17                            Swap Agreements.

(a)                                 Neither Borrower nor any of its Subsidiaries (including Unrestricted Subsidiaries) will be a party to or in any manner be liable on any Swap Agreement entered into for speculative purposes.

(b)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements constituting floor or put options in respect of commodities with an Approved Counterparty, (b) Swap Agreements (other than floor or put options) in respect of commodities with an Approved Counterparty that are limited to notional quantities at any time no more than (i) during the first two years following such time the greater of (x) ninety percent (90%) of the volume of proved developed producing reserves included in then most recently delivered Reserve Report (plus, ninety percent (90%) of the volume of proved developed producing reserves included in the Catarina Property Acquisition Reserve Report, until such properties are included in a Reserve Report delivered pursuant to Section 8.12) and (y) seventy-five percent (75%) of the volume of Borrower’s total Proved Reserves (plus, seventy-five percent (75%) of the volume of total Proved Reserves included in the Catarina Property Acquisition Reserve Report, until such properties are included in a Reserve Report delivered pursuant to Section 8.12)  (such amounts computed on a semi-annual basis and calculated on a product-by-product basis), (ii) during the third and fourth years following such time the greater of (x) eighty-five percent (85%) of the volume of proved developed producing reserves included in then most recently delivered Reserve Report and (y) seventy-five percent (75%) of the volume of Borrower’s total Proved Reserves (such amounts computed on a semi-annual basis and calculated on a product-by-product basis), and (iii) after the fourth year following such time, zero (no commodity Swap Agreements other than floor or put options); provided that the aggregate amount of all such commodity Swap Agreements (other than floor or put options) shall not exceed the most recent month’s actual production, calculated separately on a product-by-product basis, in any given month, (c) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of then outstanding principal amount of the Borrower’s and Restricted Subsidiaries’ Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of then outstanding principal amount of the Borrower’s and Restricted Subsidiaries’ Debt for borrowed money which bears interest at a floating rate and (d) those certain Swap Agreements existing on the date hereof and described on Schedule 9.17 between SEP and Shell Energy North America (US), L.P. The Borrower will not, and will not permit any other Loan Party to, Liquidate any Swap Agreement in respect of commodities unless (x) if such Swap Liquidation would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(b)(iii), the Borrower delivers reasonable prior written notice thereof to the Administrative Agent, and (y) if a Borrowing Base Deficiency would result from such Swap Liquidation as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(b)(iii), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such Swap Liquidation to the extent that such prepayment would have been required under Section 3.04(c)(i) after giving effect to such automatic redetermination of the Borrowing Base.

Section 9.18                            Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 9.19                            ERISA.  Except where non-compliance, in each case or in combination with all other instances of non-compliance with the provisions of this Section 9.19, could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any of the Guarantors to, at any time:

(a)                                 engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which may not be terminated by such entities in their sole discretion at any time without any material liability, including, without limitation, any such plan that is maintained to provide benefits to former employees of such entities (other than benefits mandated by Title I, Part 6 of ERISA and Section 4980B of the Code), or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 9.20                            Change in Business.

(a)                                 The Borrower and each of the Guarantors shall not, and shall not permit any Subsidiary to, engage in any business or activity other than (i) the business of the exploration for, and development, acquisition, and the production of, Hydrocarbons produced from its Oil and Gas Properties; (ii) the business of marketing, processing, treating, gathering, and upstream transportation of such Hydrocarbons produced by the Borrower and its Subsidiaries; (iii) developing raw land acquired or leased by the Borrower or its Subsidiaries in conjunction with the activities described in clause (i) or (ii) above, and remediating such land for resale; and (iv) the business of providing services to support any of the Borrower’s or its Subsidiaries’ activities described in clause (i), (ii) or (iii) above.  Borrower shall not, and shall not permit any of its Subsidiaries to engage in any activity or business, or acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses, in any event, which are not located within the geographical boundaries of the U.S. or the offshore area in the Gulf of Mexico over which the U.S. asserts jurisdiction.

(b)                                 The Borrower and each of the Guarantors shall not, and shall not permit any Subsidiary of the Borrower to, alter, amend or modify in any manner materially adverse to the Lenders any of its organizational documents.  In any event, the Borrower shall not permit any of its Subsidiaries to (i) if such Subsidiary is a limited liability company, amend its limited liability company agreement to “opt in” to “security” status in accordance with Section 8.103 of the UCC or (ii) evidence its Equity Interests with a certificate without, in each case, the prior consent of the Administrative Agent.

(c)                                  Except as set forth in Section 1.05, the Borrower and the Guarantors shall not, and shall not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries.

Section 9.21                            Prohibited HIL Lease Amendment.  The Borrower will not, and will not permit SN Catarina or any other Restricted Subsidiary to, enter into any amendment of the HIL Lease affecting the exclusion of mortgages and other liens and security interests to secure financings from the general prohibition on assignments and transfers set forth in the HIL Lease.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01                     Events of Default.  The occurrence and continuation of one or more of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay any interest on or principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any fee or other amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)                                 any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false, incorrect or misleading in any material respect when made or deemed made;

(c)                                  Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(c), Section 8.01, Section 8.02, Section 8.03, Section 8.12, Section 8.15, or ARTICLE IX;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a)  or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such failure;

(e)                                  Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after the expiration of any applicable period of grace and/or notice and cure;

(f)                                   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require Borrower or any Subsidiary to make an offer in respect thereof;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000.00 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)                                 any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or Borrower, any Guarantor or any Subsidiary or any of their Affiliates shall so state in writing;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(m)                             a Change in Control shall occur.

Section 10.02                     Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:  first, to payment or reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees referred to in clause (b) of the definition of “Obligations”; fourth, pro rata to principal outstanding on the Loans and other Obligations referred to in clauses (c) of the definition of “Obligations”; fifth, to any other Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.  Notwithstanding the foregoing, amounts received from the Borrower or any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01                     Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02                     Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent, Syndication Agent and Documentation Agents (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, Syndication Agent and Documentation Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except, with respect to the Administrative Agent, as provided in Section 11.03, and (c) except as expressly set forth herein with respect to the Administrative Agent, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03                     Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05                     Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, including without limitation a collateral agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06                     Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the

Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, and so long as there are Lenders hereunder, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.  If upon such resignation by the Administrative Agent there are no Required Lenders (i) because all of the Loans have been repaid, (ii) the LC Exposure extinguished, and (iii) the Commitments terminated, but Obligations remain under the Swap Agreements that are secured by the Security Instruments, such appointment of a successor shall be made by then current Administrative Agent if it is a counterparty under a Swap Agreement and if it is not, such appointment shall be made by the Secured Swap Providers holding more than 50% of the Hedge Exposure on the date of such Administrative Agent’s resignation notice.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, the retiring Administrative Agent shall execute such instruments as may be reasonably necessary to give effect to such succession, and the retiring Administrative Agent shall be discharged from any further duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07                     Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08                     No Reliance.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)                                 The Lenders acknowledge that the Administrative Agent is acting solely in an administrative capacity with respect to structuring and syndication of this facility and has no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in its capacity as a Lender.  In structuring, arranging or syndicating this Agreement, each Lender acknowledges that the Administrative Agent may be an agent or lender under these Notes, other loans or other securities and waives any existing or future conflicts of interest associated with its role in such other debt instruments.

Section 11.09                     Authority to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10                     Filing of Proofs of Claim.  In case of any Default or Event of Default under Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.03 and Section 12.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.03 and Section 12.03.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Each Lender retains its right to file and prove a claim separately.

Section 11.11                     Syndication Agent, Documentation Agents; Arranger.  None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at Sanchez Energy Corporation, 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Alfredo Gutierrez (Telecopy No. (713) 756-2784), with a copy to Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, Attention: David Elder (Telecopy No. (713) 236-0822);

(ii)                                  if to the Administrative Agent, to it at Royal Bank of Canada Agency Services Group, 4th Floor, 20 King Street West, Toronto, Ontario, Canada M5H 1C4, Attention Manager Agency (Fax No. (416) 842-4023), with a copy to 2800 Post Oak Boulevard, Suite 3900, Houston, Texas 77056, Attention Mark Lumpkin (Fax No. (713) 403-5624), and for all correspondence related to Letter of Credit requests One Liberty Plaza, 3rd Floor, New York, New York 10006-1404, Attention Manager Trade Products (Telephone No. (212) 428-6235) (Fax No. (212) 428-6332);

(iii)                               if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                     Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Administrative Agent and the Required Lenders, or modify Section 2.07 in any manner adverse to the Lenders without the consent of each Lender (other than a Defaulting Lender), (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or forgive or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby in a manner adverse to any Lender, without the written consent of each Lender or change the pro rata share of any Lender (other than as a result of the occurrence of any reallocation as a result of a Lender becoming or ceasing to be a Defaulting Lender or as a result of changes in Lenders’ pro rata shares as a result of changes in Lenders’ Elected Commitments) without the written consent of each Lender, (vi) waive or amend Section 8.14, without the written consent of each Lender, (vii) release any Guarantor, release any of the Collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.14 to less than eighty percent (80%), without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.01 (Corporate Organization Chart) or Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03                     Expenses, Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, documentation, execution, delivery, syndication and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT OR ANY ENFORCEMENT OR COLLECTION ACTIONS IN CONNECTION THEREWITH INCLUDING REASONABLE ATTORNEYS’ FEES AND SETTLEMENT COSTS, (ii) THE FAILURE OF BORROWER OR ANY OF THE GUARANTORS TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF BORROWER OR ANY OF THE GUARANTORS SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (1) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE

DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (2) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE GUARANTORS BY THE BORROWER AND THE GUARANTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF THE GUARANTORS WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF THE GUARANTORS OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE GUARANTORS, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrower and the Indemnitees shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04                     Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:  (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to (A) a Lender that is not a Defaulting Lender, (B) an Affiliate of a Lender that is not a Defaulting Lender, (C) an Approved Fund (other than an Approved Fund that is administered by or managed by a Defaulting Lender or an Affiliate of a Defaulting Lender) or (D) if an Event of Default has occurred and is continuing, any other commercial bank with primary capital of not less than $250,000,000; provided, further, that Borrower’s failure to respond to a Lender’s request for consent to an assignment within five (5) Business Days of such request shall be deemed to constitute Borrower’s written consent to such request; and (2) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender that is not a Defaulting Lender immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:  (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (which minimum amount may be comprised of concurrent assignments from more than one Lender), and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $2,500,000, unless, in each case, the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;  (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and (5) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.

(iii)                               Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                     Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continued as if such payment or proceeds had not been received and the Administrative Agent’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.

Section 12.06                     Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07                     Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09                     GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED, TO THE EXTENT ANY OF THE SECURITY INSTRUMENTS RECITE THAT THEY ARE GOVERNED BY THE LAW OF ANOTHER JURISDICTION, OR ANY ACTION OR EVENT TAKEN THEREUNDER (SUCH AS FORECLOSURE OF THE MORTGAGED PROPERTY) REQUIRES APPLICATION OF OR COMPLIANCE WITH THE LAW OF ANOTHER JURISDICTION, SUCH PROVISIONS AND CONCEPTS SHALL APPLY.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                     Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless prohibited by applicable laws or regulations, Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.12                     EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY RESULT, SUBJECT TO THE TERMS HEREOF AND

THEREOF AND APPLICABLE LAW, IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.13                     No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.14                     Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to (in addition to Lenders and their Affiliates), any Person which was a 2013 Credit Agreement Lender or an Affiliate of a 2013 Credit Agreement Lender or a Lender or Affiliate of a Lender, when it entered into any Swap Agreement with any Loan Party; provided that, notwithstanding anything to the contrary, with respect to any Loan Party that is not an Eligible Contract Participant, the Obligations of such Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.  No Approved Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15                     US Patriot Act Notice.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 12.16                     Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the U.S. and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum non-usurious amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (a) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.16 and (b) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.16.

Section 12.17                     Termination and Release.  To the extent that a Loan Document provides for the termination of such Loan Document or the release of any Lien thereunder upon the payment in full of the Obligations, or words of similar effect, notwithstanding anything to the contrary in such Loan Document, such Loan Document shall terminate and the Administrative Agent shall release such Liens upon payment in full of the Obligations other than contingent Obligations which are intended to survive the termination of such Loan Document and with respect to which the contingency giving rise to such Obligation has not occurred.

Section 12.18                     Release.  As additional consideration for the execution, delivery and performance of this Agreement by the parties hereto and to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower warrants and represents to the Administrative Agent and the Lenders that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent or any Original Lender or any 2013 Credit Agreement Lender or any defense to (i) the payment of Obligations under the Notes and/or the Loan Documents, or (ii) the performance of any of their respective obligations with respect to the Notes and/or the Loan Documents.  In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Original Lenders and the 2013 Credit Agreement Lenders, as well as their predecessors, successors, assigns and Related Parties, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which any Loan Party may have against any of them or their predecessors, successors, assigns and Related Parties arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the Effective Date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns and Related Parties, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable law.

Section 12.19                     Amendment and Restatement.  The parties hereto agree that this Agreement amends, restates and rearranges the 2013 Credit Agreement in its entirety and that all Loans outstanding under the 2013 Credit Agreement on the Effective Date shall be and be deemed to be Loans (of the same Type and having the same Interest Periods) made and Letters of Credit issued under this Agreement, and shall thereafter be evidenced and governed by the terms and conditions of this Agreement. The Lenders are subrogated to the rights of the 2013 Lenders under the 2013 Credit Agreement to the extent of the Obligations renewed and rearranged hereby.  All Liens created and existing in connection with the 2013 Credit Agreement, except as otherwise provided in this Agreement with respect to Excluded Swap Obligations, shall continue in force and effect to secure the Obligations of the Borrower to the Lenders pursuant to the Notes and this Agreement, and Borrower and each other Loan Party hereby ratifies, adopts and confirms all such prior Liens.

Section 12.20                     Termination of Commitment under 2013 Credit Agreement.  As of the Effective Date, the “Commitments” as defined in the 2013 Credit Agreement are hereby terminated and the Administrative Agent and the Lenders hereby waive any right to receive prior notice of such termination.  Each Lender agrees upon the Effective Date to return to the Borrower within 30 days all “Notes” as defined in the 2013 Credit Agreement which were delivered by the Borrower and Subsidiary Former Borrowers, and, to the extent such Notes are not returned within such time period, the Borrower shall be entitled to receive a lost note affidavit containing customary indemnities in favor of the Borrower and Subsidiary Former Borrowers.

Section 12.21                     No Novation, Etc.. To the extent of the Commitment outstanding under the 2013 Credit Agreement in the amount of $325,000,000, nothing contained herein shall be deemed a new Commitment and, to the extent of the Loans under the 2013 Credit Agreement, no Loan hereunder shall be deemed a novation of or a repayment or new advance of any obligation of the Borrower thereunder.  Only to the extent of an increase in the Commitment over that amount shall there be deemed to be a new advance by the Lenders to the Borrower under this Agreement.  The Obligations owing under the 2013 Credit Agreement are renewed, rearranged, extended and carried forward by this Agreement and all of the Liens securing the “Obligations” as defined in the 2013 Credit Agreement (other than Excluded Swap Obligations) are carried forward and secure, without interruption or loss or priority, the Obligations under this Agreement.

Section 12.22                     Keepwell.

(a)                                 Borrower is a Qualified ECP Credit Party and hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Loan Party in order for such Benefitting Loan Party to honor its obligations (without giving effect to Section 12.22(b)) under the Guaranty and any other Security Instrument including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 12.22(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.22(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 12.22(a) shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all Secured Swap Providers, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 12.22(a) constitute, and this Section 12.22(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)                                 Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Loan Party, or secured by the grant of any Lien by any Loan Party under any Security Instrument, shall exclude all Excluded Swap Obligations with respect to such Loan Party.

[Signatures Begin Next Page]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

	By:	/s/ Michael G. Long
Michael G. Long
Executive Vice President, Chief Financial Officer and Secretary

OTHER LOAN PARTIES:

SEP HOLDINGS III, LLC,
a Delaware limited liability company

SN MARQUIS LLC,
a Delaware limited liability company

SN COTULLA ASSETS, LLC,
a Texas limited liability company

SN OPERATING, LLC,
a Texas limited liability company

SN TMS, LLC,
a Delaware limited liability company

SN CATARINA, LLC,
a Delaware limited liability company

	By:	/s/ Michael G. Long
Michael G. Long
Executive Vice President — Chief Financial Officer

Signature Page 1 to Second Amended

and Restated Credit Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Ann Hurley
Name:	Ann Hurley
Title:	Manager, Agency

Signature Page 2 to Second Amended

and Restated Credit Agreement

LENDERS:

ISSUING BANK AND LENDER:

ROYAL BANK OF CANADA,
as Issuing Bank and a Lender

By:	/s/ Evans Swann, Jr.
Name:	Evans Swann, Jr.
Title:	Authorized Signatory

Signature Page 3 to Second Amended

and Restated Credit Agreement

LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Director

Signature Page 4 to Second Amended

and Restated Credit Agreement

COMPASS BANK,
as a Lender

By:	/s/ Ian Payne
Name:	Ian Payne
Title:	Vice President

Signature Page 5 to Second Amended

and Restated Credit Agreement

SUNTRUST BANK,
as a Lender

By:	/s/ John Kovarik
Name:	John Kovarik
Title:	Vice President

Signature Page 6 to Second Amended

and Restated Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

Signature Page 7 to Second Amended

and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Ryan K. Michael
Name:	Ryan K. Michael
Title:	Senior Vice President

Signature Page 8 to Second Amended

and Restated Credit Agreement

ING CAPITAL LLC,
as a Lender

By:	/s/ Josh Strong
Name:	Josh Strong
Title:	Director

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

Signature Page 9 to Second Amended

and Restated Credit Agreement

UNION BANK, N.A.,
as a Lender

By:	/s/ Damien G. Meiburger
Name:	Damien G. Meiburger
Title:	Senior Vice President

Signature Page 10 to Second Amended

and Restated Credit Agreement

SOCIÉTÉ GENÉRALÉ,
as a Lender

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Managing Director

Signature Page 11 to Second Amended

and Restated Credit Agreement

IBERIABANK,
as a Lender

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Executive Vice President

Signature Page 12 to Second Amended

and Restated Credit Agreement

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Managing Director

Signature Page 13 to Second Amended

and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Mark Roche
Name:	Mark Roche
Title:	Managing Director

By:	/s/ Michael D. Willis
Name:	Michael D. Willis
Title:	Managing Director

Signature Page 14 to Second Amended

and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page 15 to Second Amended

and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Senior Vice President

Signature Page 16 to Second Amended

and Restated Credit Agreement

COMERICA BANK,
as a Lender

By:	/s/ Jeffery Treadway
Name:	Jeffery Treadway
Title:	Senior Vice President

Signature Page 17 to Second Amended

and Restated Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ Byron L. Cooley
Name:	Byron L. Cooley
Title:	Executive Director

Signature Page 18 to Second Amended

and Restated Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Elected Commitment	Maximum Credit Amount
Royal Bank of Canada	10.196078%	$43,333,333.34	$152,941,176.45
Capital One, National Association	10.196078%	$43,333,333.34	$152,941,176.45
Compass Bank	8.921569%	$37,916,666.67	$133,823,529.42
SunTrust Bank	8.921569%	$37,916,666.67	$133,823,529.42
Credit Suisse AG, Cayman Islands Branch	6.372549%	$27,083,333.33	$95,588,235.29
Branch Banking and Trust Company	6.372549%	$27,083,333.33	$95,588,235.29
ING Capital LLC	6.372549%	$27,083,333.33	$95,588,235.29
Union Bank, National Association	6.372549%	$27,083,333.33	$95,588,235.29
Sociètè Genèralè	6.372549%	$27,083,333.33	$95,588,235.29
IBERIABANK	6.372549%	$27,083,333.33	$95,588,235.29
BMO Harris Bank, N.A.	4.705882%	$20,000,000.00	$70,588,235.30
Credit Agricole Corporate and Investment Bank	4.705882%	$20,000,000.00	$70,588,235.30
Sumitomo Mitsui Banking Corporation	3.529412%	$15,000,000.00	$52,941,176.48
U.S. Bank National Association,	3.529412%	$15,000,000.00	$52,941,176.48
Comerica Bank	3.529412%	$15,000,000.00	$52,941,176.48
Fifth Third Bank	3.529412%	$15,000,000.00	$52,941,176.48
TOTAL	100%	$425,000,000.00	$1,500,000,000.00

Annex I-1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], [ ]

FOR VALUE RECEIVED, SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                                  ] (the “Lender”), the lesser of (i) [                              ] DOLLARS ($[                        ]) and (ii) the aggregate unpaid Loans made by the Lender pursuant to the Credit Agreement, as hereinafter defined, in lawful money of the U.S. and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below.  All capitalized terms used herein and not otherwise defined that are defined in the Credit Agreement have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until such principal amount is paid in full, at the place and at such interest rates as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and the Note and all provisions herein are entitled to the benefits and are subject to the terms of, the Second Amended and Restated Credit Agreement, dated as of June 30, 2014, among the Borrower, Royal Bank of Canada, as Administrative Agent, and the other agents and lenders signatory thereto (including the Lender) (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”).

The obligations of the Borrower hereunder are secured by the Security Documents (subject to the limitations contained in the Security Documents and the Credit Agreement).  The Credit Agreement, among other things, (a) provides for the making of advances by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of interest accruing at the Highest Lawful Rate.

The Borrower waives grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate or acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto.

Exhibit A-1

This Note shall be governed by and construed under the laws of the State of New York and the applicable laws of the U.S.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF BORROWING REQUEST

[ ], 20[ ]

SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)                                     Aggregate amount of the requested Borrowing is $[                        ];

(ii)                                  Date of such Borrowing is [                        ], 20[      ];

(iii)                               Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)                              In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                        ];

(v)                                 The amount equal to the least of (x) the Aggregate Maximum Credit Amount, (y) the currently effective Borrowing Base in effect on the date hereof and (z) the Aggregate Elected Commitment Amount is $[                        ];

(vi)                              Total Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                        ]; and

(vii)                           Pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[                        ]; and

(viii)                        Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                                                                                                                            ]

[                                                                                                                                            ]

Exhibit B-1

The undersigned certifies that he/she is the [                        ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that (a) the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement, (b) that no Default or Event of Default exists, and (c) after giving effect to the Borrowing request made herein the total Credit Exposure will not exceed the least of (x) the Aggregate Maximum Credit Amount, (y) the Borrowing Base and (z) the Aggregate Elected Commitment Amount, in each case, as now in effect.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[ ], 200[ ]

SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)                                     The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                        ];

(ii)                                  The effective date of the election made pursuant to this Interest Election Request is [                        ], 20[      ];[and]

(iii)                               The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv)                              [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                        ]].

The undersigned certifies that he/she is the [                        ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit C-1

EXHIBIT D

FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                        ] of SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified), to my knowledge after reasonable investigation:

(a)                                 The representations and warranties of the Borrower contained in ARTICLE VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary [and except to the extent attributable to [the breach[es] or non-compliance[s] described under clause (b) below][,][and][the event described in clause (c) below][and][the Default[s] or Event[s] of Default described in clause (d) below].

(b)                                 The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by the Borrower prior to or at the time of delivery hereof [or specify default and describe].

(c)                                  Since March 31, 2014, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)                                 There exists no Default or Event of Default [or specify Default and describe].

(e)                                  Borrower has timely paid all royalties and complied with the terms of the HIL Lease, or caused SN Catarina (or any Affiliate successor thereto as lessee under the HIL Lease) to timely pay all royalties and comply with the terms of the HIL Lease [or describe any exception].

(f)                                   Attached hereto as Exhibit A are the detailed computations necessary to determine whether the Borrower is in compliance with Section 8.13(a) and Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [                        ].

Exhibit D-1

EXECUTED AND DELIVERED this [            ] day of [                        ], 20[    ].

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit D-2

FINANCIAL COVENANT CALCULATION WORKSHEET

Summary of Financial Ratios

Section 9.01 Financial Covenants

In Compliance?
Current Ratio	min. 1.0 to 1.0
Total Leverage Ratio	max. 4.0 to 1.0

Current Ratio

Consolidated Current Assets (including unused Commitments to the extent that the Borrower is permitted to borrow such amount under the terms of the Agreement, but excluding non-cash assets under FAS 133)

$

Consolidated Current Liabilities (excluding outstanding Obligations to the extent included in consolidated current liabilities, non-cash obligations under FAS 133 and any accrual related to non-cash compensation arising from any grant of stock, stock options or other equity based awards)

		=	$	=

Total Leverage Ratio

Total Debt (minus Unrestricted Cash)			$
Consolidated EBITDA [or Annualized Consolidated EBITDA through 9/30/15]		=	$	=

Exhibit D-3

Section 8.13(a)

[Provide details of compliance/non-compliance]

Exhibit D-4

Current Ratio

Section 9.01 Financial Covenants

Consolidated Current Assets	$

(+) Unused Commitments to the extent that the Borrower is permitted to borrow such amount under the terms of the Agreement	$

(-) Non-cash assets under FAS 133	$
Total Consolidated Current Assets	$

Consolidated Current Liabilities	$

(-) Outstanding Obligations to the extent included in consolidated current liabilities	$

(-)Non-cash obligations under FAS 133	$

(-) accrual related to non-cash compensation arising from any grant of stock, stock options or other equity based awards	$

Total Consolidated Current Liabilities	$

Current Ratio

Exhibit D-5

Total Leverage Coverage Ratio

Section 9.01 Financial Covenants

Debt (without duplication)	Q 20

(a) all obligations of the Borrower and its Restricted Subsidiaries for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments	$

(b) all obligations of the Borrower and its Restricted Subsidiaries (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments	$

(c) all accounts payable and all accrued expenses, liabilities or other obligations of Borrower and its Restricted Subsidiaries to pay the deferred purchase price of Property or services excluding accounts payable incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date of invoice

$

(d) all Capital Lease Obligations of the Borrower and its Restricted Subsidiaries	$

(e) all obligations of the Borrower and its Restricted Subsidiaries under Synthetic Leases	$

(f) all Debt of others secured by a Lien on any Property of Borrower and its Restricted Subsidiaries, whether or not such Debt is assumed by such Person	$

(g) all Debt of others guaranteed by the Borrower and its Restricted Subsidiaries or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss

$

(h) all obligations or undertakings of the Borrower and its Restricted Subsidiaries to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others, in each case, intended as a means of credit enhancement for creditors of such others and not as a purchase and sale agreement

$

(i) all obligations the Borrower and its Restricted Subsidiaries to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business

$

(j) any Debt of a partnership for which Borrower and its Restricted Subsidiaries is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability

$

(k) Disqualified Capital Stock	$

(l) the undischarged balance of any production payment created by Borrower or its Restricted Subsidiaries or for the creation of which such Person directly or indirectly received payment	$

(m) any deferred put premiums owed by Borrower or its Restricted Subsidiaries under a Swap Agreement	$

Total Debt	$

Exhibit D-6

Consolidated EBITDA	Q 20

Consolidated Net Income (the following to be added, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income)	$

(+) Consolidated Net Interest Expense	$

(+) Consolidated Income Tax Expense	$

(+) consolidated depletion, depreciation and amortization expense of the Borrower and its Restricted Subsidiaries	$

(+) other non-cash charges to the extent not included in the foregoing	$

(+) fees and expenses expensed and paid in cash in connection with (1) the public offering of Borrower’s Equity Interests, (2) the 2012 Credit Agreement, (3) the 2013 Credit Agreement, (4) the Senior Unsecured Notes and (5) this Agreement

$

(+) Unrestricted Person Cash Dividends	$

(-) all-non-cash income to the extent included in determining Consolidated Net Income	$

First Testing Period Pro Forma Consolidated EBITDA	$

For the Rolling Period ending on 9/ 30/14 First Testing Period Pro Forma Consolidated EBITDA X 4	$

For the Rolling Period ending on 12/ 31/14 First Testing Period Pro Forma Consolidated EBITDA	$

(+) Consolidated EBITDA for the 1 quarter ending 12/31/14	$

Sum:	$

Multiply sum by 2	$

For the Rolling Period ending on 3/ 31/15 First Testing Period Pro Forma Consolidated EBITDA	$

(+) Consolidated EBITDA for 2 quarters ending 3/31/15	$

Sum:	$

Multiply sum by 4/3	$

For the Rolling Period ending 6/30/15 First Testing Period Pro Forma Consolidated EBITDA	$

(+) Consolidated EBITDA for 3 quarters ending 6/30/15	$

Sum:	$

For Rolling Periods ending on and after 9/30/15 Consolidated EBITDA for prior 4 quarters	$

Total Leverage Ratio

Exhibit D-7

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Amended and Restated Credit Agreement, dated as of June 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders named therein and Royal Bank of Canada, as Administrative Agent for the Lenders.  Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Elected Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit E-1

Facility	Principal Amount of Maximum Credit Amount Assigned	Principal Amount of Elected Commitment Assigned	Percentage Assigned of Maximum Credit Amount and Elected Commitment Amount (set forth, to at least 8 decimals)
Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Exhibit E-2

The undersigned hereby consent to the within assignment:(1)

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

(1)              Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

Exhibit E-3

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or applicable successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-1-1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-2-1

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-3-1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section (c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-81MY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form 8BEN (or applicable successor form) or (ii) an IRS Form W-81MY (or applicable successor form) accompanied by an IRS Form W-8BEN (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-4-1

EXHIBIT G

FORM OF GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of                     , 20    , is made by each of the undersigned Restricted Subsidiaries of the Borrower (as defined below) (together with any other entity that may become a party hereto as provided herein each, a “Guarantor,” and collectively, the “Guarantors”), in favor of Royal Bank of Canada, as Administrative Agent (the “Agent”) for the benefit of the Lenders pursuant to that certain Second Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower (defined below), the Agent and the Lenders.

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other extensions of credit to Sanchez Energy Corporation, a Delaware corporation (the “Borrower”) in a manner and upon the terms and conditions set forth therein;

WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guaranty agreement guaranteeing the Obligations of the Borrower;

NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Guarantors hereby agree as follows:

Section 1.              Definitions.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

Section 2.              Guaranty of Payment.  Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations heretofore or hereafter existing.  If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which reasonably may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”).  The Guarantors guarantee that the Obligations shall be paid in accordance with the terms of the Credit Agreement, any applicable Loan Document and any applicable Swap Agreement.  The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement.  The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral prior to any demand or other action hereunder against the Guarantors.  The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guaranty and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand.  Notwithstanding

Exhibit G-1

anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.

Section 3.              Guaranty Absolute.  The liability of each Guarantor under this Guaranty is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) any lack of validity or enforceability against the Borrower or any Loan Party or any other guarantor of any of the Obligations, for any reason relating to the Credit Agreement, any Loan Document or any other agreement or instrument evidencing the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby (other than actual payment) which might constitute a legal or equitable defense available to, or discharge of, the Borrower or the Guarantors and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and the recipient of such payment, if so required by a court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts.  If any such rebate or refund is ever required, then subject to the limitations of Section 2, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.

Section 4.              Guaranty Irrevocable.  This Guaranty is a continuing guaranty of the payment of all Obligations now or hereafter existing and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guaranty and until all Commitments of the Lenders shall be terminated in accordance with the terms of the Credit Agreement.  A Guarantor shall be automatically released from its obligations under this Guaranty upon it ceasing to be a “Guarantor” for purposes of the Credit Agreement (subject to the satisfaction of any conditions set forth therein).

Section 5.              Reinstatement.  This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor, or any other Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.

Section 6.              Subrogation.  Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Obligations have been paid in full and all of the Commitments have been terminated and are no longer in effect.  Any amounts paid to a Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations,

Exhibit G-2

whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement.  If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and all of the Commitments have been terminated and are no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.

Section 7.              Subordination.  Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.

Section 8.              Certain Taxes.  The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes.  If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid.  Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.

Section 9.              Representations and Warranties.  Each of the Guarantors represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary corporate or other organizational action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guaranty, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).

Section 10.            Remedies Generally.  The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 11.            Setoff.  Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the account of such Guarantor at any of the Agent’s or any Lender’s offices, in U.S. dollars or in any other currency, against any amount payable by such Guarantor under this Guaranty which is not paid when due, in which case it shall promptly notify such Guarantor thereof; provided that the Agent’s or any Lender’s failure to give such notice shall not affect the validity thereof.

Section 12.            Formalities.  Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guaranty and any liability to which the Credit Agreement and this Guaranty applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of

Exhibit G-3

dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any Property or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any Collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guaranty are to be a guaranty of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder.  Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Obligation or liability to which it applies or may apply, any amounts received by the Agent, notice of disposition or substitution of Collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

Section 13.            Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14.            Expenses.  The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements affected under the Credit Agreement.  The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

Section 15.            Assignment.  This Guaranty shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guaranty.  Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, sell participations in or otherwise transfer its rights under the Credit Agreement to any other person or entity in accordance with the terms and conditions thereof, and the other person or entity shall then become vested with all the rights granted to the Agent in this Guaranty or otherwise.  Guarantor may merge into the Borrower or another Guarantor as provided in the Credit Agreement.

Section 16.            Captions.  The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 17.            Governing Law, Etc.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.  EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK.  SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME.  EACH GUARANTOR (AND, BY ITS ACCEPTANCE HEREOF, THE AGENT) WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE

Exhibit G-4

TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION.  TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

Section 18.            Integration; Effectiveness.  This Guaranty alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Guaranty shall become effective when it shall have been executed and delivered by the Guarantors to the Agent.

Section 19.            Credit Agreement.  To the extent there are any conflicts or inconsistencies between this Guaranty and the Credit Agreement, the provisions of the Credit Agreement will control.

Section 20.            Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart signature page of this Guaranty.

Section 21.            Excluded Swap Obligations.  Notwithstanding anything to the contrary, the Obligations guaranteed by any Guarantor shall exclude all Excluded Swap Obligations with respect to such Guarantor.

[END OF TEXT]

Exhibit G-5

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTOR(S):

[By:
Name:
Title:

Address for Service of Process:

[ ]
[ ]]

Exhibit G-6

EXHIBIT H

JOINDER

THIS SECURITY AND PLEDGE AGREEMENT JOINDER (this “Joinder”) dated as of                         , 20    , is among                                         , a                              (the “New Obligor”) and                           , a                            (“New Obligor Parent”) in favor of the Lenders (as defined in the Credit Agreement) and Royal Bank of Canada, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the New Obligor Parent, together with Sanchez Energy Corporation, a Delaware corporation  (the “Borrower”), the Guarantors party thereto, the Lenders, and the Administrative Agent (collectively, the “Original Parties”) are parties to that certain Second Amended and Restated Credit Agreement dated June 30, 2014 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the New Obligor Parent and the Guarantors are parties to that certain Amended and Restated Security and Pledge Agreement, dated June 30, 2014 (as the same has been or may be amended, modified or supplemented from time to time, the “Security Agreement”);

WHEREAS, the New Obligor Parent and the New Obligor are required to execute this Joinder pursuant to Section 8.16(a) of the Credit Agreement;

WHEREAS, the New Obligor desires to become a party to the Security Agreement as a “Debtor” and to receive all of the benefits of and to become subject to the obligations thereof as a Guarantor and Debtor, respectively;

WHEREAS, as a condition to the New Obligor becoming a party to the Security Agreement, the New Obligor Parent is required to pledge its ownership interest in the New Obligor;

NOW THEREFORE, in consideration of the benefits to be derived by the New Obligor under the Credit Agreement and as a Guarantor under the Guaranty and for Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:

1.             Terms.  Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meaning assigned to such terms in the Credit Agreement.

2.             Joinder to and Ratification of Credit Agreement and Security Agreement.  By executing and delivering this Joinder, the New Obligor hereby (i) becomes a party to the Security Agreement as a Debtor as if the New Obligor had originally signed such Security Agreement and (ii) expressly assumes all obligations and liabilities of a Debtor thereunder, as applicable.  The New Obligor hereby makes as of the date hereof each of the representations and warranties made by the Debtors in the Security Agreement except (a) any such representations and warranties that were made by the other Debtors as of an earlier specific date and (b) any such representations and warranties deemed to be made by the New Obligor are only made as to information, disclosures and matters as it relates to such New Obligor, and (c) any such representations and warranties made as to matters disclosed or set forth in a Schedule or an Annex to such documents are deemed to be made as to the corresponding Schedule or Annex attached hereto.  The New Obligor Parent hereby makes as of the date hereof each of the representations and warranties made by it in the Credit Agreement, if any, and the Security Agreement except (a) any such representations and warranties that were made with respect to the Borrower (if the New Obligor Parent is not the Borrower) as of an earlier specific date and (b) any such representations

Exhibit H-1

and warranties deemed to be made by the New Obligor Parent are only made as to information, disclosures and matters as it relates to such New Obligor Parent, and (c) any such representations and warranties made as to matters disclosed or set forth in a Schedule or an Annex to such documents are deemed to be made as to the corresponding Schedule or Annex attached hereto.  After giving effect to this Joinder, the Security Agreement shall serve as security for the obligations of each New Obligor contained in the Credit Agreement.

3.             Security Interest (New Obligor).  As security for the Obligations, the New Obligor hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the assets of the New Obligor described as Collateral in the Security Agreement, subject to the exclusions contained in the Security Agreement, whether now held or hereafter acquired, of any kind, pursuant to, and in accordance with the terms of the Security Agreement.

4.             Security Interest (New Obligor Parent).  As security for the Obligations, the New Obligor Parent hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the Securities Collateral (as defined in the Security Agreement) of the New Obligor, including, without limitation, the Equity Interests of the New Obligor owned by the New Obligor Parent and identified on Annex 3 (as updated pursuant to this Joinder) whether now held or hereafter acquired, pursuant to, and in accordance with the terms of the Security Agreement.

5.             Authorization to Take Further Action.  The New Obligor hereby authorizes the Administrative Agent to file such financing statements and any amendments and extensions thereof as may be necessary or desirable in order to perfect the Liens under the Security Agreement or any modification, extension or ratification thereof.

6.             Reliance.  All parties hereto acknowledge that the Administrative Agent and the Lenders are relying on this Joinder, the accuracy of the statements herein contained and the performance of the conditions placed upon the New Obligor hereunder.

7.             Delivery of Certificates; Further Assurances.  Concurrently with the execution and delivery of this Joinder, the New Obligor Parent shall deliver all membership or stock certificates, as applicable, of the New Obligor as described on Annex 3 to the Security Agreement (as updated pursuant to this Joinder) to the Administrative Agent together with related stock or membership powers, as applicable, executed in blank by the New Obligor Parent.  In addition to the foregoing, the New Obligor Parent and New Obligor shall execute such further documents and undertake any such measure as may be reasonably necessary to effect and carry out the terms of this Joinder and the implementation thereof.

8.             Warranties.  The New Obligor (a) represents and warrants that it is legally authorized to enter into this Joinder, (b) confirms that it has received copies of the Credit Agreement, Guaranty and the Security Agreement and all related documents, and that on the basis of its review and analysis of this information has decided to enter into this Joinder and (c) confirms that it is a Subsidiary of the Borrower that it is required to enter into this Joinder pursuant to Section 8.16 of the Credit Agreement.

9.             Updated Information.  Concurrently with this Joinder, the New Obligor is delivering a completed New Obligor Information List, attached as Attachment A hereto.  Borrower and the New Obligor acknowledge and agree that Schedules 7.01 and 7.14, of the Credit Agreement and Annexes 1 through 16, inclusive, of the Security Agreement, have been updated with respect to the New Obligor only by the information contained in Attachment A hereto, and, with respect to the New Obligor only, are true, accurate and complete representations of the information described and referenced in the

Exhibit H-2

corresponding sections of the Credit Agreement and Security Agreement, as applicable, after giving effect to this Joinder.

10.                               Choice of Law.  This Joinder shall be governed by and construed under the laws of the State of New York.

11.                               Ratification.  Except as modified hereby, the Credit Agreement and the Security Agreement remain in full force and effect according to their terms.

12.                               Counterparts.  This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart signature page of this Joinder.  Any signature page of a counterpart may be detached therefrom without impairing the legal effect of the signatures thereon and attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages signed by other parties.

13.                               Effectiveness.  Upon execution of this Joinder by the New Obligor, this Joinder shall become immediately effective and enforceable as to the New Obligor.

[Signatures on following pages]

Exhibit H-3

IN WITNESS WHEREOF, the parties have executed this Agreement and agreed to the provisions contained herein effective as of                                 , 20    .

NEW OBLIGOR:

a

By:
Name:
Title:

NEW OBLIGOR PARENT:

a

By:
Name:
Title:

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA

By:
Name:
Title:

Exhibit H-4

Acknowledged for purposes of Section 9:

BORROWER:

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit H-5

ATTACHMENT A

ADDITIONAL INFORMATION REGARDING THE NEW OBLIGOR

1.                                      The following Schedules as described in the Credit Agreement:

Schedule 7.01	Organization; Powers
Schedule 7.14	Subsidiaries

2.                                      The following Annexes as described in the Security Agreement:

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral
Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Filing Offices
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Locations of Inventory and Equipment
Annex 10	Deposit Accounts
Annex 11	Securities Accounts and Commodity Accounts
Annex 12	Instruments and Tangible Chattel Paper
Annex 13	Electronic Chattel Paper
Annex 14	Letters of Credit
Annex 15	Commercial Tort Claims
Annex 16	Third Party Locations

Exhibit H-6

Entity Documents
Provide a copy of all that apply:

Corporation:	Filed Articles of Incorporation/Amendments and Bylaws/Resolutions with Incumbency Certificate
Partnership:	Partnership Agreement and filed/recorded Certificate of Partnership
Limited Liability Company (LLC):	Article of Organization and Operating Agreement/Member or Manager Consent with Incumbency Certificate
Limited Liability Partnership (LLP):	Certificate of registered partnership and partnership agreement
Fictitious Name Filing:	Trade Name-Entities doing business under fictitious name; if applicable

Exhibit H-7

EXHIBIT I

FORM OF REPAYMENT NOTICE

[                            ], 201[    ]

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of June 30, 2014 by and among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement) (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”).

The Borrower is repaying Borrowings as follows:

1.                                      Borrowings outstanding prior to the repayment referred to herein: $

2.                                      Amount of repayment: $

3.                                      Date of repayment:                               , 201  .

4.                                      Type of Borrowing and amount to which repayment applies:

(a)                                 ABR Borrowing for $

(b)                                 Eurodollar Borrowing(s) with Interest Period(s) ending on                         (2)

(i)                                     one month                                                                                                                                       $

(ii)                                  three months                                                                                                                          $

(iii)                               six months                                                                                                                                     $                    ]

The repayment referred to herein is being made pursuant to and complies with [Section 3.04(a) — Optional Prepayments] OR [Section 3.04(c) — Mandatory Prepayments] of the Credit Agreement.

[Signature Page follows]

(2) If more than one Interest Period ends on a particular date, or if necessary to allocate repayment among Interest Periods, Borrower shall specify how such repayment is to be allocated.

Exhibit I Page 1

IN WITNESS WHEREOF this instrument is executed as of                             , 201  .

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit I Page 2

EXHIBIT J

FORM OF ELECTED COMMITMENT INCREASE CERTIFICATE

[                            ], 201[    ]

To:                             Royal Bank of Canada.,

as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into an Second Amended and Restated Credit Agreement, dated as of June 30, 2014(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.  Please be advised that the undersigned Increasing Lender has agreed (a) to increase it Elected Commitment under the Credit Agreement effective               , 20     from [$            ] to [$            ] and (b) that is shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Accepted and Agreed:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:
Name:
Title:

Fifth Amendment to Sanchez

Second Amended and Restated Credit Agreement

Exhibit J Page 1

EXHIBIT K

FORM OF ADDITIONAL LENDER CERTIFICATE

[                            ], 201[    ]

To:                             Royal Bank of Canada.,

as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into an Second Amended and Restated Credit Agreement, dated as of June 30, 2014(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.  Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective               , 20     with a Maximum Aggregate Credit Amount of [$            ] and an Elected Commitment of [$            ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The [Borrower/Additional Lender] shall pay the fee payable to the Administrative  Agent pursuant to Section 2.06(c)(ii)(7) of the Credit Agreement.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Accepted and Agreed:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

Fifth Amendment to Sanchez

Second Amended and Restated Credit Agreement

Exhibit K Page 1

Accepted and Agreed:

[Name of Additional Lender]

By:
Name:
Title:

Fifth Amendment to Sanchez

Second Amended and Restated Credit Agreement

Exhibit K Page 2

SCHEDULE 7.01

CORPORATE ORGANIZATIONAL CHART

All of the membership interests in each of SEP Holdings III, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN Midstream, LLC, SN TMS, LLC, SN Services, LLC, and SN Catarina, LLC are owned by Sanchez Energy Corporation.

SCHEDULE 7.05

LITIGATION

In re Sanchez Energy Derivative Litigation, Consolidated C.A. No. 9132-VCG, City of Roseville Employees’ Retirement System, Delaware County Employees Retirement Fund, and Friedman, each derivatively on behalf of, against Sanchez Energy Corporation, certain of its officers and directors, Sanchez Resources, LLC, Altpoint Capital Partners LLC, and Altpoint Sanchez Holdings, LLC, Court of Chancery of the State of Delaware, December 20, 2013.

SCHEDULE 7.14

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Federal Taxpayer ID	Ownership Interest
SEP Holdings III, LLC	Delaware	45-3193696	100% Membership Interest held by Borrower
SN Marquis LLC	Delaware	45-3090102	100% Membership Interest held by Borrower
SN Cotulla Assets, LLC	Texas	45-3090102	100% Membership Interest held by Borrower
SN Operating, LLC	Texas	38-3902143	100% Membership Interest held by Borrower
SN Midstream, LLC	Delaware	45-3090102	100% Membership Interest held by Borrower
SN TMS, LLC	Delaware	45-3090102	100% Membership Interest held by Borrower
SN Catarina, LLC	Delaware	45-3090102	100% Membership Interest held by Borrower
SN Services, LLC	Delaware	45-3090102	100% Membership Interest held by Borrower

SCHEDULE 7.16

TITLE EXCEPTIONS TO PROPERTIES

None.

SCHEDULE 7.18

GAS IMBALANCES

None.

SCHEDULE 7.19

MARKETING CONTRACTS

Gathering and Processing Agreement between SWEPI LP and ETC Texas Pipeline, Ltd. effective October 1, 2012.

Gathering and Natural Gas Services Agreement between SWEPI LP and ETC Texas Pipeline, Ltd. effective December 1, 2010.

Gas Processing Agreement between SWEPI LP and ExxonMobil Gas & Power Marketing Co. effective February 28, 2011.

Gas Gathering and Processing Agreement between SWEPI LP and Frio LaSalle Pipeline, LP effective November 1, 2012.

Raw Make Purchase Agreement between SWEPI LP and Frio LaSalle Pipeline, LP effective October 15, 2012.

Gibson Energy Marketing-Trucking NGL Mix Agreement between SWEPI LP and Gibson Energy Marketing, LLC effective September 1, 2012.

Gas Transmission Agreement-Humble 311 Interruptible Agreement between SWEPI LP and Humble Gas Pipeline Company effective March 1, 2011.

Gas Transmission Agreement-Humble 311 Intra Interruptible Agreement between SWEPI LP and Humble Gas Pipeline Company effective March 1, 2011.

Gas Services Agreement between SWEPI LP and Kinder Morgan (Eagle Ford Gathering LLC) effective November 1, 2011.

Oil Gathering Agreement between SWEPI LP and Plains All American Pipeline, L.P. (Velocity Midstream Partners, LLC) effective April 18, 2011

Purchase and Sale Agreement between SWEPI LP and Gazelle Transportation Inc., effective March 6, 2012

Intrastate Natural Gas Transportation Service Agreement between SWEPI LP and Houston Pipe Line Company LP effective December 1, 2010.

Evergreen Mix Purchase Contract between SWEPI LP and Gibson Energy Marketing, LLC effective June 1, 2013.

Camino Real Gas Gathering Agreement Dated April 7, 2011 (Kinder Morgan)

Camino Real Gas Gathering Agreement Dated April 7, 2011 (Kinder Morgan)

Eagle Ford Gathering LLC Gas Services Agreement Dated January, 1, 2012

Plains Pipeline, L.P. Oil Gathering Agreement Dated May 2, 2012

Amended and Restated Facility Agreement Frio LaSalle Pipeline, LP effective April 1, 2012

Frio LaSalle Pipeline L.P. Gas Gathering Agreement dated February 1, 2012

Frio LaSalle Pipeline, LP Gas Gathering and Processing Agreement dated May 1, 2012

Frio LaSalle Pipeline, LP Natural Gas Purchase & Sales Contract (mo. to mo.)

Warrior Gas Company Gas Purchase Contract dated January 1, 2012

DCP Midstream, LP Gas Purchase Contract dated December 1, 2011

Regency Field Services LLC Gas Gathering Agreement Dated March 1, 2012

SCHEDULE 7.20

SWAP AGREEMENTS

Master Agreement dated as of June 8, 2012 between Shell Energy North America (US), L.P. and SEP Holdings III, LLC.

Master Agreement dated October 4, 2013 between BP Energy Company and Sanchez Energy Corporation.

Master Agreement dated as of August 21, 2013 between ING Capital Markets LLC and Sanchez Energy Corporation.

Master Agreement dated as of August 26, 2013 between Credit Suisse International and Sanchez Energy Corporation.

Master Agreement dated as of August 27, 2013 between Royal Bank of Canada and Sanchez Energy Corporation.

Master Agreement dated as of July 3, 2013 between Societe Generale and Sanchez Energy Corporation.

All other information as set forth in the certificate of a Financial Officer of Borrower most recently delivered pursuant to Section 8.01(d) of the Credit Agreement.

SCHEDULE 9.02

EXISTING DEBT

None.

SCHEDULE 9.03

LIENS

None.

SCHEDULE 9.05

INVESTMENTS

None.

SCHEDULE 9.17

EXISTING SHELL ENERGY NORTH AMERICA (US) L.P.

SWAP AGREEMENTS

Master Agreement dated as of June 8, 2012 between SEP Holdings III, LLC and Shell Energy North America (US), L.P. and all other information related thereto as set forth in the certificate of a Financial Officer of Borrower most recently delivered pursuant to Section 8.01(d) of the Credit Agreement.